                                                                    EXHIBIT 10.6


                        DISTRIBUTION AND SUPPLY AGREEMENT

      This Distribution and Supply Agreement (the "Agreement") is made as of September 22, 2003 (the "Effective Date"), by and between Omrix Biopharmaceuticals, Inc., a corporation organized under the laws of Delaware (hereinafter referred to as "Omrix"), and Ethicon, Inc., a corporation organized under the laws of New Jersey, acting by and through its Johnson & Johnson Wound Management division (hereinafter referred to as "Ethicon," together with Omrix, the "Parties" and each individually a "Party").

                                    RECITALS

      WHEREAS, Omrix has developed a biologic surgical adhesive in the form of a frozen liquid fibrin sealant, including biological reagents and a delivery device, known as "Quixil(TM)", and is in the process of developing a second generation fibrin sealant product currently known as "FS2"; and

      WHEREAS, Omrix believes that one of the components of Quixil, thrombin, can be developed as a stand-alone product with few or no process changes; and

      WHEREAS, pursuant to a development agreement dated the date hereof (the "Development Agreement"), the Parties agree that Omrix will, with certain testing and other contributions of Ethicon, further develop and obtain marketing authorizations for a second generation fibrin sealant product, a thrombin product, a product known as the "Hemostatic Pad Product" containing biologic component(s) from Omrix and a substrate, and a kitted product containing a medical device and thrombin known as "Flowable Hemostat"; and

      WHEREAS, this Distribution and Supply Agreement is being entered into to set out the terms and conditions under which (A) Ethicon will act as Omrix's exclusive distributor of Quixil and the products developed under the Development Agreement, in each case in specific territories for hemostasis and sealing indications for non-consumer applications only, (B) Omrix will supply and Ethicon will purchase Quixil and the products covered by the Development Agreement once they are developed and (C) Ethicon will provide the medical device necessary to produce the Flowable Hemostat and may provide the substrate necessary to produce the Hemostatic Pad.

      NOW THEREFORE, in consideration of the mutual covenants and consideration set forth herein, and contingent upon the simultaneous execution of the Development Agreement, the Parties hereto agree as follows:

      PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT
        TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.


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                                    ARTICLE 1
                                   DEFINITIONS

      As used in this Agreement, the following defined terms shall have the meanings set out in this Article 1. Capitalized terms used but not otherwise defined herein, and which are defined in the Development Agreement, shall have the meanings given such terms in the Development Agreement.

      1.1 "ACCESSORY" shall mean any of the devices or other articles listed on Exhibit A, as such Exhibit may be amended from time to time by mutual agreement of the Parties, but in no event shall mean the basic application device accompanying a Product.

      1.2 "AFFILIATE" shall mean, in relation to either Party hereto, (a) any entity in which the relevant Party directly or indirectly holds more than 50% of the voting stock or power, (b) any entity ("Holding Entity") which holds directly or indirectly more than 50% of the voting stock or power of the relevant Party, (c) any other entity in which more than 50% of the voting stock or power is directly or indirectly held by any Holding Entity of the relevant Party or (d) any entity in which the relevant Party directly or indirectly holds less than 50% of the voting stock or power but has management control of such entity in that it has the ability to appoint and remove the majority of the Board of Directors (or other governing body) of such Party.

      1.3 "APPLICABLE LEGAL REQUIREMENTS" shall mean: (a) any and all federal, national, supranational, state and local laws, regulations, ordinances, orders and requirements applicable to the activities under this Agreement; and (b) any other specifications, guidelines, procedures and directives mutually agreed to by the Parties, applicable to the Products, Improved Products or Ethicon Components, as applicable, or activities under this Agreement. In the case of the United States, Applicable Legal Requirements shall include, without limitation, all applicable laws, regulations and guidelines of and under the U.S. Federal Food, Drug, and Cosmetic Act and Public Health Service Act, including all applicable current Good Manufacturing Practices ("cGMP", see, e.g., 21 CFR 211); provided that, in the event of any conflict between such sources of authority, U.S. federal law and regulations shall be given priority. In the case of the European Union, Applicable Legal Requirements shall include, without limitation, all applicable regulations and directives of the European Union, the European Commission and guidelines of the CPMP and all applicable national legislation; provided that, in the event of any conflict between the foregoing sources of authority, European Union law shall be given priority.

      1.4 "AVERAGE TRANSFER PRICE" with respect to any Product during any period shall be determined by adding up all the Quarterly Amounts (as defined in Exhibit C) with respect to such Product and such time period and dividing the sum by the aggregate number of units of such Product sold during such period, provided that the Average Transfer Price shall in no event be less than the Minimum Transfer Price nor greater than the Maximum Transfer Price then in effect for such Product.

      1.5 "BANKRUPTCY EVENT" shall mean (a) the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver, trustee or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or


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entity for corporate reorganization or the dissolution of such person or entity;
provided that an involuntary bankruptcy, dissolution or reorganization proceeding shall not be deemed a Bankruptcy Event unless and until the person or entity consents to such proceeding or such proceeding shall is not dismissed within 60 days after the date of filing, or (b) such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within 60 days thereafter.

      1.6 "BASELINE COSTS" with respect to a Product shall mean Omrix's actual costs for the Cost Variables for manufacturing such Product determined based on the cost at the end of the second twelve (12) month period after the First Commercial Sale of that Product.

      1.7 "COST VARIABLES" shall mean the variables listed on Exhibit K hereto.

      1.8 "DEVELOPMENT PRODUCTS" shall mean FS2, Thrombin, the Flowable Hemostat and the Hemostatic Pad Product.

      1.9 "DEVELOPED TERRITORY" shall have the meaning set forth in Section 2.3(a) hereof.

      1.10 "EFFECTIVE DATE" shall have the meaning set forth in the introduction hereto.

      1.11 "ETHICON COMPONENTS" shall have the meaning set forth in the Development Agreement.

      1.12 "EVENT OF DEFAULT" shall have the meaning given in Section 11.3 hereof.

      1.13 "FAILURE TO SUPPLY" shall have the meaning set forth in Section 3.3 hereof.

      1.14 "FDA" shall mean the United States Food and Drug Administration.

      1.15 "FIBRIN SEALANT PRODUCTS" shall mean Quixil and FS2.

      1.16 "FIELD" shall mean Non-Consumer Applications (as defined in the Development Agreement) using human-plasma derived products that are indicated for (A) hemostasis (with or without other indications) or (B) sealing only; except that, notwithstanding anything to the contrary in the foregoing, the Field does not include dentistry applications, regardless of whether hemostasis and/or sealing is an indication, recombinant products or any device which uses the patient's own blood.

      1.17 "FISCAL YEAR" shall mean Ethicon's fiscal year, which varies annually, but which is approximately the period beginning on each January 1 and ending on the following December 31.

      1.18 "FISCAL QUARTER" shall mean each of Ethicon's fiscal quarters, which vary annually, but which are the approximately three (3) month periods beginning on or about January 1, April 1, July 1 and October 1, respectively.

      1.19 "FIRST COMMERCIAL SALE" with respect to any Primary Product shall mean the date of the first sale of such Product by Ethicon or its Affiliates (or by Omrix pursuant to an


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order solicited by Ethicon as contemplated by Section 2.5), specifically excluding sales to an Affiliate of Ethicon unless such Affiliate is the end user of the Product.

      1.20 "FORCE MAJEURE EVENT" or "FORCE MAJEURE NOTICE" shall have the meaning ascribed in Section 11.6 hereof.

      1.21 "FS2" shall mean the FS2 set forth in the Development Agreement, as such FS2 is defined in the first Regulatory Approval for such Product.

      1.22 "FS2 TERRITORY" shall have the meaning as set forth in Section 2.3(a) hereof.

      1.23 "HEMOSTATIC PAD PRODUCT" shall mean the Hemostatic Pad Product set forth in the Development Agreement, as such Hemostatic Pad Product is defined in the first Regulatory Approval for such Product.

      1.24 "IMPROVED PRODUCT" shall have the meaning set forth in the Development Agreement.

      1.25 "FLOWABLE HEMOSTAT" shall mean the Flowable Hemostat set forth in the Development Agreement, as such Flowable Hemostat is defined in the first Regulatory Approval for such Product.

      1.26 "LONG TERM FORECAST" shall mean the ten year non-binding forecast of Ethicon's requirements for the Products set forth on Exhibit I hereto, as amended and updated pursuant to Section 4.5(a).

      1.27 "MAXIMUM TRANSFER PRICE" shall mean (i) in the case of Fibrin Sealant Products, $*** per milliliter in the United States and (Euro)*** per milliliter in the European Union, Norway, Iceland, Liechtenstein and Switzerland and all other portions of the Territory other than the United States and (ii) in the case of Thrombin, $*** per 5000 IU vial (of five (5) milliliters per vial) in the United States and (Euro)*** per 5000 IU vial (of five (5) milliliters per vial) in the European Union, Norway, Iceland, Liechtenstein and Switzerland and all other portions of the Territory other than the United States; provided, however, that the Maximum Transfer Price shall be subject to increase from time to time through the adjustments set forth in Section 4.2. Maximum Transfer Prices for all other Products shall be agreed in writing separately by the Parties.

      1.28 "MINIMUM TRANSFER PRICE" shall mean (i) in the case of Fibrin Sealant Products, $*** per milliliter in the United States and (Euro)*** per milliliter in the European Union, Norway, Iceland, Liechtenstein and Switzerland and all other portions of the Territory other than the United States (provided that the foregoing Minimum Transfer Price for Fibrin Sealant Products shall be reduced by ***% after the first Fiscal Year in which *** milliliters of Fibrin Sealant Products are sold by Ethicon in the United States) and (ii) in the case of Thrombin, $*** per 5000 IU vial (of five (5) milliliters per vial) in the United States and (Euro)*** per 5000 IU vial (of five (5) milliliters per vial) in the European Union, Norway, Iceland, Liechtenstein and Switzerland and all other portions of the Territory other than the United States (provided that the Minimum Transfer Price for Thrombin shall become US$*** per 5000 IU vial (of five(5)


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milliliters per vial) in the United States and (Euro)*** per 5000 IU vial (of five (5) milliliters per vial) in the European Union, Norway, Iceland, Liechtenstein and Switzerland and all other portions of the Territory other than the United States after the earlier of calendar year 2010 or the first calendar year in which *** vials of Thrombin are sold by Ethicon, subject to adjustment as contemplated in the following proviso); provided, however, that the Minimum Transfer Price shall be subject to proportional increase from time to time based on the adjustments set forth in Section 4.2. Minimum Transfer Prices for all other Products shall be agreed in writing separately by the Parties.

      1.29 "NET SALES" with respect to any Product shall mean the amounts actually invoiced by Ethicon or its Affiliates from the sale of such Product to non-Affiliates, less the following amounts: (i) discounts, including cash discounts, or rebates actually allowed and taken, (ii) credits or allowances actually granted upon claims or returns regardless of the Party requesting the return, (iii) freight charges paid for delivery if separately invoiced to the buyer, and (iv) taxes or other governmental charges levied on or measured by the invoiced amount (but not direct taxes on income) whether absorbed by the billing or the billed Party; provided that, with respect to any Product sold by Ethicon in a transaction in which any other product(s) are also provided, the Net Sales for the Product or Improved Product will be calculated by multiplying the actual Net Sales of the combination product by the fraction (A/A+B), where A is the invoiced price of such Product or Improved Product as if sold separately by Ethicon and B is the aggregate of the invoiced prices of each of the other product(s) included in the combination product as if each such product was sold separately by Ethicon; provided further that the amount deemed to be the invoice price for a product shall be the average amount invoiced in good faith by Ethicon for such product when sold individually over the prior twelve (12) month period.

      1.30 "OMRIX FACILITY" shall mean each of (a) Omrix's facility in Belgium for Products to be distributed in the European Union (as it is to be expanded in 2004, except Portugal), Norway, Iceland, Liechtenstein and Switzerland (b) Omrix's facility in Israel for Products to be distributed in the United States, Canada and other portions of the Territory and (c) any other facility owned or operated by Omrix in connection with this Agreement or any of the Products.

      1.31 "PRIMARY PRODUCTS" shall mean any Products, other than Accessories and components of Accessories.

      1.32 "PRODUCTION PLAN" shall have the meaning set forth in Section 4.6 hereof.

      1.33 "PRODUCTS" shall mean Quixil, the Development Products, the Improved Products and Accessories.

      1.34 "PURCHASE PRICE" shall have the meaning set forth in Section 4.2 hereof.

      1.35 "QUALITY AGREEMENT" shall have the meaning set forth in Section 3.2(e) hereof.

      1.36 "QUIXIL" shall have the meaning set forth in the Development
Agreement.

      1.37 "QUIXIL QUALITY AGREEMENT" shall have the meaning set forth in
Section 3.2(e) hereof.


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      1.38 "QUIXIL TERRITORY" shall have the meaning set forth in Section 2.3(a)
hereof.

      1.39 "REGULATORY AGENCY" with respect to a given country shall mean the regulatory agency or notified body in such country that performs the same or equivalent function as the FDA in the United States. Any reference to a rule or requirement of the FDA herein shall refer, if the circumstances make it applicable, to the equivalent rule or requirement of any Regulatory Agency. For avoidance of doubt, FDA shall be considered a Regulatory Agency for purposes of this definition.

      1.40 "REGULATORY APPROVAL" shall mean EU Marketing Clearance or U.S. Marketing Clearance, as applicable, each as defined in the Development Agreement, or with respect to Products in any other country, the filing and receipt of all other registrations, approvals, licenses and authorizations required for the marketing and sale of the Product in such country, excluding any dossiers or applications required for pricing or reimbursement.

      1.41 "REGULATORY CHANGES" shall mean any changes in or to a Product, its components or its Regulatory Approval imposed by the applicable Regulatory Agency subsequent to Regulatory Approval, except for changes to Quixil required for Omrix to meet the milestone set forth in Section 4.1(b) hereof. For the avoidance of doubt, changes which Omrix makes for product quality, compliance requirements, ongoing improvement programs related to viral inactivation processes and productivity improvements not imposed by the applicable Regulatory Agency shall not be considered Regulatory Changes.

      1.42 "REMEDIATION PLAN" shall have the meaning set forth in Section 3.3 hereof.

      1.43 "RESTRICTED COUNTRIES" shall mean, (i) with respect to Quixil and FS2, the United States, Canada, Japan and any country in which Omrix has, pursuant to a written contract in existence as of the Agreement Date, appointed a distributor for Quixil and (ii) with respect to any of the Development Products (other than FS2), Japan; provided that, if Omrix ceases to have a written contract with such distributor, the country excluded as a result of such contract with such distributor shall cease to be a Restricted Country. Exhibit H lists, by Product, all countries in which Omrix has a written contract with a distributor with respect to such Product as of the Agreement Date.

      1.44 "SHORTFALL AMOUNT" with respect to a given Product shall mean (A) 50% of the Average Transfer Price for such Product multiplied by (B) the excess of the minimum quantity of such Product required to by purchased by Ethicon hereunder over the quantity of such Product actually purchased by Ethicon for the applicable period.

      1.45 "SPECIFICATIONS" shall mean the specifications for the design, composition, product safety assurance, manufacture, packaging, and/or quality control of any Product, as set forth on Exhibit B attached hereto and made a part hereof, as the same may hereafter be modified pursuant to the Development Agreement or by mutual agreement in writing but prior to the first applicable Regulatory Approval for the applicable product.

      1.46 "TERRITORY" for a Product, shall mean the territory for such product set forth in Section 2.3.


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      1.47 "THROMBIN" shall mean the Thrombin set forth in the Development
Agreement, as such Thrombin is defined in the first Regulatory Approval for such Product.

      1.48 "UP FRONT DIFFERENCE" shall mean *** U.S. Dollars ($***).

                                    ARTICLE 2
                  DISTRIBUTION AND SUPPLY RELATIONSHIP; ESCROW

      2.1 APPOINTMENT; PAYMENT. Subject to the terms and conditions of this Agreement, Omrix hereby appoints Ethicon, and Ethicon hereby accepts appointment, as Omrix's exclusive distributor of Quixil in the Quixil Territory, FS2 in the FS2 Territory and the Development Products and Improved Products in the Developed Territory (other than Improved Products arising from Covered Improvements to FS2, for which Omrix appoints Ethicon solely in the FS2 Territory); provided that, Ethicon shall have no rights to market, sell or distribute the Products outside the Field and may only market, sell and distribute Improved Products within the Field after the Parties mutually agree on annual minimum purchases, transfer prices and/or net sales percentages applicable to such Improved Products; provided that the parties shall use good faith efforts to reach agreement on such terms; and provided, further, that in no event shall Omrix agree to sell the Improved Products to a third party on terms that are less favorable to Omrix than those proposed by Ethicon. Omrix understands and agrees that Ethicon may utilize its Affiliates to act as distributors hereunder in certain geographic areas, provided that, such Affiliates are subject to the same restrictions, limitations and requirements as are applicable to Ethicon, and Ethicon shall at all times remain responsible for performance of all of its and its Affiliates' obligations under this Agreement. In consideration of the foregoing appointment and the execution by Omrix of this Agreement, Ethicon shall pay Omrix within three (3) business days of the Effective Date *** U.S. Dollars ($***).

      2.2 SUPPLY.

            (a) Supply of Products. Omrix shall supply the Products to Ethicon on an exclusive basis in the Field in the Territory applicable to such Product as set forth in Section 2.3 (the "Applicable Territory") in accordance with and subject to the terms and conditions of this Agreement. In addition, Omrix shall supply the Accessories to Ethicon on a non-exclusive basis in the Applicable Territory for sale or distribution in connection with Primary Products in accordance with and subject to the terms and conditions of this Agreement. Ethicon shall not solicit or accept orders for any Product from any prospective purchaser located outside of the Applicable Territory for said Product or for use outside the Field, subject to applicable law. Ethicon shall not engage in any advertising or promotional activities relating to the Products directed primarily to customers located outside the Applicable Territory for such Product or promoting the use of any Products outside the Field. Ethicon may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Applicable Territory for such Product or outside the Field. Notwithstanding the preceding three sentences, if Ethicon receives an unsolicited order for Products from a prospective purchaser located outside the Applicable Territory for such Product and such purchaser is likely to resell such Products back into the Applicable Territory, then Ethicon may accept such order. Omrix agrees that it will not: (i) engage in an any advertising or promotional activities relating to any Product for use in the Field and directed primarily to customers located inside the Applicable Territory for said Product; (ii)


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solicit or accept orders for any Product from any prospective purchaser located in the Applicable Territory for said Product for use in the Field, or (iii) deliver or tender (or cause to be delivered or tendered) any Product for use in the Field in the Applicable Territory for said Product. Omrix will take all reasonable measures to ensure that all of its distributors of the Products comply with the exclusive rights granted by Omrix to Ethicon in the Territory related to each particular Product under this Agreement, subject to applicable law.

            (b) Supply of Ethicon Components. Ethicon shall supply the Ethicon Components, if any, to Omrix within ninety (90) days of Omrix's orders therefor. Ethicon hereby agrees to supply Omrix with sufficient amounts and quality of Ethicon Components, if applicable, in order for Omrix to meet its supply obligations to Ethicon with respect to the Hemostatic Pad Product and Flowable Hemostat hereunder, and to do so in the time frame necessary for Omrix to meet its delivery obligations to Ethicon hereunder. Ethicon further covenants that all Ethicon Components shall be delivered to Omrix with a remaining shelf-life equal to or greater than two (2) years.

      2.3 TERRITORY.

            (a) For purposes of this Agreement, the Territory with respect to each Primary Product shall be as follows:

                  (i) Quixil: The European Union (including the countries joining in 2004 but excluding Portugal), Norway, Iceland, Liechtenstein and Switzerland (collectively, the "Quixil Territory").

                  (ii) FS2: The European Union (including the countries joining in 2004), Norway, Iceland, Liechtenstein and Switzerland (the "FS2 Territory").

                  (iii) All other Products: The European Union (including the countries joining in 2004), Norway, Iceland, Liechtenstein, Switzerland, the United States of America and Canada and all their territories and possessions (including Puerto Rico) (the "Developed Territory").

            (b) The Territory with respect to any Accessory shall be the same as the Territory for any Primary Product with which such Accessory can be used.

      2.4 ADDITIONAL TERRITORIES. If Omrix desires to commercially exploit any Product in any country that is not within the Territory for such Product and is not in the Restricted Countries, it shall notify Ethicon in writing of such intention, and thereafter Ethicon shall have three (3) months to request, by written notice to Omrix, that such country be added to the Territory for such Product. If Ethicon desires to commercially exploit any Product in any country that is not within the Territory for such product and is not in the Restricted Countries, it shall notify Omrix in writing of such intention. Upon either event, the Parties shall then negotiate in good faith the minimum number of sales of such Product by Ethicon in such country for the first twenty-four (24) months following the four month anniversary of Regulatory Approval in such country; provided that, Ethicon shall pay the necessary costs of Regulatory Approval for such Product in such additional country. If Ethicon fails to make such election


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within the applicable time frame, if the Parties fail to reach an agreement in writing on the terms of adding such country to the Territory within thirty (30) days of Ethicon's written notice to Omrix contemplated above, if Ethicon fails to file for Regulatory Approval in such country within one-hundred twenty (120) days of reaching agreement on terms that contemplate that Ethicon will be responsible for filing for Regulatory Approval in such country, or if Ethicon fails to timely pay (or reimburse Omrix) for any necessary costs of such Regulatory Approval, Ethicon shall have no rights to such Product in such country and Omrix shall be free to sell such Product in such country directly or through any third party distributor.

      2.5 INTERIM SALES AGENCY AGREEMENT.

            (a) General. Notwithstanding anything else in this Agreement, with respect to each country within the Territory in which Ethicon does not have the regulatory and other legal authorizations, licenses, approvals and other clearance necessary for Ethicon to distribute or sell as principal ("Distribution Clearance") any Product (each such country, an "Agency Country" with respect to such Product), Ethicon shall be Omrix's exclusive sales representative for such Product (an "Agency Product" with respect to such country) in that country and Ethicon shall not distribute or sell as principal any such Product prior to Distribution Clearance. Within any Agency Country, Omrix shall not solicit directly or indirectly from any party any purchases of products that are Agency Products with respect to such country. Ethicon may solicit and transmit orders to Omrix for Agency Products, but Ethicon shall not be authorized to bind Omrix to any proposals, orders or agreements of any kind. At such time as Ethicon shall have received Distribution Clearance for a Product within a country that was theretofore an Agency Country, Ethicon shall automatically cease to serve as Omrix's sales representative and shall simultaneously become the exclusive distributor of such Product within such country, as contemplated by the other provisions of this Agreement.

            (b) Commissions. In consideration of Ethicon's sales efforts under this Section 2.5, Omrix will pay Ethicon a sales commission of *** percent (***%) of Omrix's Net Sales of the applicable Agency Product(s) in the Agency Country. Commissions for a calendar quarter will be paid by Omrix to Ethicon within 40 days after the end of such calendar quarter.

            (c) Reporting. Omrix will provide Ethicon with monthly quantity reports ("Monthly Quantity Reports") of all Agency Products sold by Omrix in each Agency Country. Omrix will provide the Monthly Quantity Reports no more than 60 days after the end of each calendar month. The Monthly Quantity Reports will be provided to Ethicon in electronic format and in accordance with Omrix's standard accounting practices. The Monthly Quantity Reports will contain the following information: a) Omrix's unique customer identification number; b) end user customer name, address, city, state, and zip code; c) product code and description; d) selling unit of measure; e) quantity sold in such month; and f) indication of positive or negative transaction (credit or return, etc.). Ethicon may hire, at its own expense, a mutually-agreed-upon independent third party to audit the Net Sales reported by Omrix under this Section 2.5(c) no more than once per calendar year and, if Omrix's records are insufficient for the foregoing purposes or any such inspection discloses an underpayment of five percent (5%) or more of the amount of payments actually due for any period, then, in addition to any other rights and remedies available to Ethicon under this Agreement, Omrix will pay Ethicon's reasonable cost of


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

such inspection after receipt of the bill or invoice for such inspection. Omrix will provide reasonable access to applicable records and reasonably cooperate with such third party auditor. Any adjustments to Commissions will be made promptly following completion of the audit.

            (d) Promotional Materials. Omrix shall provide Ethicon with such types and quantities of Omrix's standard promotional materials for the Agency Products as Ethicon may reasonably request in order to promote and solicit orders for such Products. No such promotional materials for any Agency Country shall refer to Ethicon if such reference is prohibited by the Applicable Legal Requirements in such country.

            (e) Termination of UK Employee. Ethicon may within ten (10) business days of the Effective Date, in its sole discretion, hire Jonathan Gillespie on terms and conditions similar to his current employment with Omrix. If Ethicon chooses to hire Mr. Gillespie, Ethicon shall be responsible for obtaining a waiver or for paying for costs resulting from Mr. Gillespie's contractual notice provisions or any statutory rights solely to the extent arising from the termination of Mr. Gillespie by Omrix, if any, up to a maximum of $50,000. Omrix shall be responsible for all other costs arising from the termination of Mr. Gillespie's employment. If Ethicon chooses not to hire Mr. Gillespie within ten
(10) business days of the Effective Date, Ethicon will reimburse Omrix solely for the costs of terminating Mr. Gillespie, including without limitation any contractual or statutory rights of Mr. Gillespie relating to his termination, up to a maximum of $50,000. Ethicon will pay Omrix's invoice therefor within forty-five (45) days of receipt. Omrix agrees to indemnify Ethicon for any liabilities arising from Mr. Gillespie's employment and any costs arising from the termination of Mr. Gillespie's employment in excess of the $50,000 reimbursed by Ethicon.

      2.6 EXCLUSIVE PURCHASE OF PRODUCT. For the period of the above distribution rights, Ethicon agrees that Omrix will be Ethicon's and its Affiliates' exclusive supplier of human plasma derived hemostats and sealants for use in the Field in the Territory; provided that, Omrix agrees that its sole and exclusive remedy for a breach of this provision shall be to terminate this Agreement and/or seek damages against Ethicon (and not any of its Affiliates) and Omrix shall not be entitled and hereby waives any right to seek injunctive relief or any damages against any of Ethicon's Affiliates. For purposes of this
Section 2.6 only, "Territory" where used without reference to one or more of the Products shall mean all the Territories set forth in Section 2.3 applicable to one or more of the Products. For the avoidance of doubt, the foregoing restriction restricts Ethicon and its Affiliates from internally sourcing human plasma derived hemostats and sealants for use in the Field in the Territory. If such exclusivity is not enforceable under applicable law and Ethicon or its Affiliates sell or distribute human plasma derived hemostats and sealants of any party other than Omrix in a country in the Territory, and Ethicon fails to cure such breach or nonperformance within sixty (60) days after receiving written notice from Omrix thereof, Omrix may make non-exclusive, upon written notice to Ethicon made within sixty (60) days of the end of such cure period, (A) if such country is in the European Union, all exclusivity rights of Ethicon hereunder in the portion of the Territory that is in the European Union, (B) if such country is the United States, all exclusivity rights of Ethicon hereunder in the United States and (C) if such country is not in the European Union and is not the United States, all exclusivity rights of Ethicon hereunder in such country; provided that such termination of exclusivity shall be Omrix's sole and exclusive remedy for any breach of this Section 2.6. The provisions of this

Section 2.6 shall not be interpreted in a manner that would require Ethicon to violate Applicable Legal Requirements in order to maintain its exclusivity rights hereunder. The foregoing shall not restrict Ethicon's ability to obtain products to replace Products for which Ethicon or Omrix has exercised its rights of termination under this Agreement. The provisions of this Section 2.6 are subject to the provisions of Section 2.8(d) in all respects.

      2.7 DISTRIBUTION BY OMRIX. Nothing in this Agreement will limit the right of Omrix to market, sell and distribute the Products outside the Field anywhere in the world, under any names, trademarks, logos, and other trade dress (other than any names, trademarks, logos and trade dress of Ethicon or Johnson & Johnson or their Affiliates) as Omrix in its sole discretion may determine; provided however, Omrix shall not directly or indirectly (through its Affiliates, agents or licensees) market, sell or distribute any product under the Quixil name or trademark anywhere in the Territory other than Products sold to Ethicon or Agency Products. Omrix shall not have the right, however, to distribute Products which incorporate an Ethicon Component.

      2.8 CARVE OUT AND EFFECTS THEREOF.

            (a) Carve Out. Notwithstanding anything to the contrary in this Agreement, Ethicon shall have no rights in the United States, Canada or any of their territories or possessions (including Puerto Rico) to FS2 or Improved Products arising from Covered Improvements to FS2 or any Improvements to Quixil; provided that, Omrix agrees that it and its Affiliates will not commercialize FS2 in the Field in the United States and its territories and possessions (including Puerto Rico) or enter into any transaction for the commercialization (including without limitation, the supply, sale, marketing, promotion, licensing, or distribution) of FS2 in the Field in the United States and its territories and possessions (including Puerto Rico) without including Ethicon as its exclusive distributor in the Field under terms and conditions that are substantially similar to this Agreement, except as otherwise permitted by this
Section 2.8 unless the Restriction Sunset (as defined in Section 2.8(b) below) occurs.

            (b) Expansion of the FS2 Territory. The FS2 Territory under this Agreement may be expanded to include the United States, Canada and their territories and possessions (including Puerto Rico) upon the mutual agreement in writing of Omrix and Ethicon on the same terms and conditions as those set forth herein; provided that any such agreement shall require, at the least, that (i) Ethicon shall pay an additional fee equal to the Up Front Difference upon such mutual written agreement, (ii) Section 5(c) of the Development Agreement shall be amended and restated in its entirety to read: "a milestone of *** dollars ($***) shall be paid by Ethicon upon the earlier of (A) First
Commercial Sale of FS2 in the United States or (B) forty-five (45) days after US Marketing Clearance of FS2, less any amounts paid under this Section 5(c) prior to the amendment which inserted this revised Section 5(c)", (iii) all purchases of FS2 shall be counted towards Ethicon's Fibrin Sealant minimum purchase requirements under Section 4.4 herein and (iv) references to "FS2" shall be deleted from the first and fourth lines of Section 1.43; provided further that, after the four (4) year period commencing on the Effective Date, if no mutual agreement has yet occurred to so expand the FS2 Territory on the foregoing terms, and Omrix subsequently proposes to Ethicon an agreement to so expand the FS2 Territory on the foregoing terms, but Ethicon has not agreed in writing within thirty (30) days of Omrix's proposed agreement to so expand the FS2 Territory on such terms, then Omrix shall be free to grant such rights in the United States, Canada and all their territories and possessions (including Puerto Rico) to a third party (the occurrence of such thirtieth (30th) day, , the "Restriction Sunset").

            (c) Improvements to Quixil and Commercialization thereof. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Development Agreement, Omrix shall be free to develop Improvements (as defined in the Development Agreement) to Quixil, but may not commercialize such Improvements in the Field (i) in the Quixil Territory, except as provided herein and in the Development Agreement and (ii) in the United States, Canada and all their territories and possessions (including Puerto Rico) without including Ethicon as its exclusive distributor in the Field for all products resulting from such Improvements, until the date of the Restriction Sunset ; provided that, notwithstanding anything to the contrary herein or in the Development Agreement, Omrix shall be free to commercialize any such improvements which are
(A) modifications to the delivery device accompanying Quixil in the United States, Canada and all their territories and possessions (including Puerto Rico) and/or (B) any variations to Quixil required by a Regulatory Agency in the United States, Canada and all their territories and possessions (including Puerto Rico).

            (d) Limited Waiver of Restriction on Ethicon. Notwithstanding anything to the contrary herein, so long as Ethicon does not have exclusive distribution rights to FS2 in the United States, Canada and their territories and possessions (including Puerto Rico), then Ethicon and its Affiliates shall be permitted to source and commercialize fibrin sealant products which compete directly with Quixil and/or FS2 in the United States, Canada and all their territories and possessions (including Puerto Rico), whether or not in the Field; provided that Ethicon has given sixty (60) days prior notice to Omrix of its intent to develop such competing product and Ethicon and its Affiliates shall not commercialize such fibrin sealant products for six (6) months after providing such notice to Omrix. In the event Ethicon provides such notice or commences such development or commercialization without such notice, then each of the following shall be deemed terminated and of no further force or effect:
(A) the proviso in clause (a) of Section 2.8, (B) clause (b) of Section 2.8 and
(C) the restrictions on commercialization by Omrix in the United States, Canada and all their territories and possessions (including Puerto Rico) set forth in
Section 2.8(c)(ii).

      2.9 NO FURTHER GRANTS OR LICENSES. Except for the rights expressly granted by this Agreement, no further licenses are granted to Omrix or Ethicon in or under this Agreement, either expressly or by implication.

                                    ARTICLE 3
                    LAUNCH; PROMOTION; PRODUCTION FACILITIES

      3.1 LAUNCH AND COMMERCIAL EXPLOITATION OF THE PRODUCTS.

            (a) Omrix expressly understands and acknowledges that, subject to
Section 2.6 above, Ethicon may be currently involved in, and in the future may evaluate and/or become involved in, other business opportunities and products for the hemostasis and sealant markets, some of which products may compete with the Products. Subject to Section 2.6 above, Ethicon in its sole discretion may, both now and during the term of this Agreement, alone or in other business or research arrangements with third parties, sell such competing products and otherwise participate in these and other markets. Omrix acknowledges that the Development Costs, milestone payments, purchase prices, and other consideration paid or to be paid by Ethicon hereunder and under the Development Agreement, together with Ethicon's agreement to make minimum purchases hereunder, constitute complete and adequate consideration for Omrix entering into this Agreement and shall constitute complete satisfaction of any duty, whether express or implied, which could be imposed upon Ethicon to commercially exploit its rights under this Agreement and are accepted by Omrix in lieu of any other minimum efforts obligation on the part of Ethicon. Omrix acknowledges, understands and agrees, that Omrix shall not challenge in any subsequent claim or action any decision or action regarding the commercial exploitation of the Products made or taken by any director, officer, employee or individual acting as agent of Ethicon or its Affiliates in what such individual subjectively believes to be the best interests of Ethicon (or such Affiliate), and that they are not required to take into account the interests of Omrix, unless such decision or action constitutes a material breach by Ethicon of any of its obligations under this Agreement.

            (b) Ethicon shall have the right to use a contract sales force for the commercial exploitation of the Products.

      3.2 REGULATORY & QUALITY OVERSIGHT.

            (a) Regulatory Approval: Omrix will use commercially reasonable efforts to obtain and maintain the necessary Regulatory Approval to market and sell each Product in the Territory in the Field subject to Ethicon's obligations to pay for certain costs pursuant to Section 4.1 of the Development Agreement. For purposes of this Agreement, Omrix shall produce the various Products under cGMPs and Ethicon shall produce the Ethicon Components under cGMPs.

            (b) Quality Oversight. Ethicon quality and manufacturing staff will have the right to inspect the Omrix Facilities during regular business hours and, upon reasonable written notice, may review submissions to Regulatory Agencies before they are submitted and any correspondence/citations from such Regulatory Agencies, provided that Omrix has no obligation to delay the submission or consider any input from Ethicon. Omrix shall give Ethicon copies of any such submissions in advance of filing them and shall promptly provide Ethicon with copies of such citations and correspondence from Regulatory Agencies. Omrix quality and manufacturing staff will have the right to inspect Ethicon's facilities in which Ethicon Components are manufactured and in which the Products are held and stored, during regular business hours.

            (c) Agency Relations. Omrix may request that Ethicon cooperate with Omrix in establishing and maintaining a positive relationship with Regulatory Agencies concerning the applicable Product and Ethicon will then use commercially reasonable efforts to do so.

            (d) Changes to Specifications. Omrix shall give Ethicon reasonable advance written notice of any change, improvement or modification (i) to any specification for an

Accessory or (ii) to the method, location or process of manufacture or production of any Accessory or any raw material used in its manufacture, but in the case of this clause (ii), only if such change, improvement or modification would require the submission of any amendment, filing or other documentation with any regulatory authority or otherwise materially adversely affect the Accessory, the Primary Products with which it is used, or the marketability of either. The Parties acknowledge that Specifications for Products and the Ethicon Components are addressed separately under the Development Agreement.

            (e) Quality Agreement. Attached as Exhibit D is the quality agreement for Quixil as agreed by the Parties (the "Quixil Quality Agreement"). The Parties may enter into a separate quality agreement on a Product-by-Product basis or may amend the Quixil Quality Agreement to apply to such Product and the regulations applicable thereto (each, a "Quality Agreement"), which Quality Agreement shall supercede any contradictory provisions of this Section 3.2 with respect to the applicable Product.

      3.3 REMEDIATION PLAN. In the event that Omrix encounters production or other problems that are causing, or Omrix believes are significantly likely to cause, Omrix to fail to meet its supply obligations hereunder ("Supply Disruptions"), Omrix will provide Ethicon with written notice of a potential supply disruption. Within sixty (60) days of such notice, Omrix will develop in good faith a remediation plan ("Remediation Plan") to redress or avoid such Supply Disruptions. Ethicon shall have the right to consult and comment on the Remediation Plan and Omrix will consider its comments in good faith. Upon completion of the Remediation Plan, Omrix will use its best efforts to successfully implement the Remediation Plan. Nothing in this Section 3.3 shall limit Omrix's liability for failure to supply Products in accordance with the terms of this Agreement. Further, in the event of a Failure to Supply (as defined below), Omrix will pay certain liquidated damages as set forth in
Section 4.7 hereof. For the purposes of this Agreement, "Failure to Supply" shall mean, with respect to any Product, (A) the failure of Omrix to both (1) supply at least sixty-five percent (65%) of Ethicon's binding orders for such Product which conform to the Forecast for a consecutive three (3) month period (the "Initial Shortage Period") and (2) supply at least eighty percent (80%) of Ethicon's binding orders for such Product which conform to the Forecast for the nine (9) month period that commences with the beginning of the Initial Shortage Period (such nine month period, a "Shortage Period") or (B) the failure of Omrix to supply at least ninety percent (90%) of Ethicon's binding orders for such Product which conform to the Forecast during any Fiscal Year (such a Fiscal Year, also a "Shortage Period"). Any such shortage under clauses (A) or (B) below ninety percent (90%) of the quantities ordered by Ethicon pursuant to binding orders which conform to the Forecast during the Shortage Period is referred to herein as a "Failure to Supply Shortfall" for such Product (for instance, if the Binding Orders for the Shortage Period were for 100 units of a Product and Omrix supplied only 65 units of that Product during that period, the Failure to Supply Shortfall would be 25 units of that Product).

      3.4 SUPPLY AGREEMENT. Omrix agrees to use commercially reasonable efforts to enter into (and maintain during the term of this Agreement) a binding supply agreement on or prior to December 31, 2003 for the supply human plasma with NABI Biopharmaceuticals substantially in the form attached hereto as Exhibit M.

                                    ARTICLE 4
      MILESTONE PAYMENTS, MINIMUM REQUIREMENTS AND PAYMENT AND ORDER TERMS

      4.1 FIBRIN SEALANT MILESTONE PAYMENTS. Ethicon shall pay to Omrix the following payments upon the following milestones:

            (a) Upon the first anniversary of the First Commercial Sale of Quixil by Ethicon (or by Omrix pursuant to an order solicited by Ethicon as contemplated by Section 2.5), Ethicon shall pay Omrix *** U.S. Dollars (US$***); and

            (b) Within thirty (30) days following EU Marketing Clearance (as defined in the Development Agreement) for Quixil to be used to support hemostasis in general surgery as per the EU Guideline CPMP/BPWG/153/00, Ethicon shall pay Omrix *** U.S. Dollars (US$***).

      4.2 INVOICES; PURCHASE PRICE; ADJUSTMENTS.

            (a) Invoices. Within five (5) days of the end of each calendar month, Omrix will invoice Ethicon for the Purchase Price (as defined below) for each Product and Accessory actually received by Ethicon in compliance with the terms and provisions of this Agreement in such month. Ethicon shall pay each such invoice in full within forty-five (45) days of receipt thereof. Omrix may offer, in its sole discretion to Ethicon, on an invoice-by-invoice basis, that invoices paid in full within ten (10) days of receipt of such invoice shall be discounted two percent (2%) from the amount stated on such invoice. The purchase price (the "Purchase Price") for each Product purchased from Omrix during the Initial Term shall be as set forth on Exhibit C.

            (b) Cost Adjustments. Within forty-five (45) days of the end of the second twelve (12) month period after the First Commercial Sale of a Product hereunder, the Parties shall agree on the Baseline Costs for such Product or shall appoint an independent expert to make such determination.

                  (i) On the second August 15 (or the next business day if such date is not a business day) after the end of such second twelve (12) month period and the August 15 (or the next business day if such date is not a business day) of every second calendar year thereafter, if there has been a net increase in the unit costs of Omrix's Cost Variables for a Product since the determination of the Baseline Costs or the date of the most recent price adjustment increase pursuant to this sentence, the Parties will use good faith efforts to agree to an increase in the sample prices, Maximum Transfer Price and Minimum Transfer Price for such Product for the subsequent full Fiscal Years (commencing on or around January 1, 2006) that will preserve that portion of Omrix's percentage gross profit margin on such Product that is solely based on Omrix's Cost Variables for which there has been a net increase in unit costs, and any independent expert determining the extent of such cost changes shall consider only net changes in the unit costs of the Cost Variables (Schedule 4.2 hereto sets forth an example of such calculations).

                  (ii) In addition, if Omrix effectuates a change in manufacturing a Product as a result of Regulatory Changes at any time, the Parties will use good faith efforts to agree to a change in the sample price, Maximum Transfer Price and Minimum Transfer Price for such Product to reflect variable costs or savings actually incurred by Omrix as a result of such Regulatory Changes (e.g., if such that additional costs or savings to Omrix of $*** per ml would increase or decrease the sample prices, Maximum Transfer Price and Minimum Transfer Price by $*** per ml); provided that, any equipment costs required to effectuate such Regulatory Changes included in such calculation shall be amortized for the remaining useful life of such equipment.

                  (iii) Further, if Omrix incurs an extraordinary increase in raw materials and/or supply costs of more than *** percent (***%) for a Product, the Parties will use good faith efforts to agree to an increase in the sample price, Maximum Transfer Price and Minimum Transfer Price for such Product to reflect such increased costs of raw materials and to preserve that portion of Omrix's percentage gross profit margin on such Product that is solely based on an extraordinary increase in raw materials or supply costs of more than *** percent (***%); provided that such price change shall not be effective until at least six (6) months after the Effective Date or the most recent adjustment for extraordinary increases in raw materials costs pursuant to this sentence. If, subsequent to an increase in the sample price, Maximum Transfer Price or Minimum Transfer Price to reflect an extraordinary increase in raw materials costs, those additional costs are subsequently reduced, the Parties will use good faith efforts to agree to a reduction in the sample price, Maximum Transfer Price and Minimum Transfer Price for the applicable Product to reflect such reductions in those costs; provided that such price change shall not be effective until at least six (6) months after the increase in prices for such extraordinary increases in raw materials costs pursuant to the prior sentence.

If the Parties cannot agree on the amount of a change in sample price, Maximum Transfer Price and Minimum Transfer Price for a Product contemplated above within six (6) weeks of such price change being proposed by a Party, the Parties shall mutually agree on an independent expert to be responsible for making a final determination of whether and to what extent the sample price, Maximum Transfer Price and Minimum Transfer Price will be adjusted and both Parties agree to abide by the determination of such independent expert. In all cases, the Parties shall equally share in the cost of such expert. In no event shall the sample prices, Maximum Transfer Prices and Minimum Transfer Prices be adjusted to less than the original sample prices, Maximum Transfer Prices and Minimum Transfer Prices set forth under this Agreement. If the Parties cannot agree on Baseline Costs, price changes or on an independent expert to determine such matters within nine (9) weeks of the end of the period from which such Baseline Costs would be computed or of a proposal of a price change by a Party, the dispute shall be handled through dispute resolution pursuant to Article 13 hereof.

      4.3 SHIPPING TERMS. All shipments of Products shall be EXW (Ex Works) (INCOTERMS 2000) Omrix's facility in Israel for all Products other than those shipped to the European Union, for which the shipping terms shall be EXW Omrix's facility in Belgium. Each shipment shall be accompanied by a packing slip which describes the Products and states the purchase order number. To the extent there is any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

      4.4 PURCHASES AND MINIMUMS.

            (a) Ethicon agrees to purchase the following quantities of Fibrin Sealant Products:

                  (i) Ethicon hereby orders from Omrix *** units (1 ml equivalent) of Quixil, for delivery on or prior to December 31, 2003 and agrees that this clause (i) constitutes a binding "purchase order" for that amount of Quixil; provided that Omrix shall reallocate units so ordered to the extent necessary to supply customers pursuant to Section 2.5 hereof. For the avoidance of doubt, sales of Quixil in Agency Countries through December 31, 2003 shall count toward Ethicon's *** unit order for Quixil in this clause.

                  (ii) A minimum quantity of *** units (1 ml equivalent) of Fibrin Sealant Products during the period commencing on January 1, 2004 and ending September 30, 2005. Of that *** units (1 ml equivalent) Ethicon hereby agrees to order *** units (1 ml equivalent) of Quixil for delivery on or prior to June 30, 2004, an additional *** units (1 ml equivalent) of Quixil for delivery on or prior to September 30, 2004 and an additional *** units (1 ml equivalent) of Quixil for delivery on or prior to December 31, 2004. The units ordered pursuant to clause (i) above shall not count toward the requirements of this clause (ii). Sales of Fibrin Sealant Products in Agency Countries commencing on January 1, 2004 and ending September 30, 2005 shall count toward Ethicon's *** unit purchase requirement of this clause (ii) as Fibrin Sealant Products purchased by Ethicon. For the period from October 1, 2005 through December 31, 2005, Ethicon will purchase a minimum quantity of Fibrin Sealant Products equal to ***% of the quantity of units of Fibrin Sealant sold to Ethicon in Fiscal Year 2004 (***% of the quantity of units of Fibrin Sealant purchased by Ethicon in Fiscal Year 2004 prorated by ***%), provided that, for the avoidance of doubt, such quantities shall include any amounts sold pursuant to Section 2.5 hereof.

                  (iii) Commencing in Fiscal Year 2006, and every subsequent Fiscal Year during the Term, a minimum quantity of units (1 ml equivalent) of Fibrin Sealant Products equal to *** percent (***%) of the quantity of units of Fibrin Sealant Products sold by Ethicon in the previous Fiscal Year.

            (b) Ethicon agrees to purchase the following quantities of Thrombin as a stand alone product:

                  (i) A minimum quantity of *** units (each unit being a 5,000 IU vial) during the period commencing on the First Commercial Sale of Thrombin by Ethicon and ending twenty-four (24) months thereafter.

                  (ii) Commencing in the first full Fiscal Year following such twenty-four (24) month period in clause (i), and every subsequent Fiscal Year during the Term, a minimum quantity of units of Thrombin equal to *** percent (***%) of the quantity of units of Thrombin sold by Ethicon in the previous Fiscal Year; provided that the minimum for the remainder of the Fiscal Year in which such twenty-four (24) month period expires shall be *** percent (***%) of the quantity of units of Thrombin sold by Ethicon in the second twelve (12) months of such twenty-four (24) month period, prorated based on the portion of such Fiscal Year then remaining.

            (c) If for any reason Ethicon fails to purchase the applicable minimum requirements above for a Product during the corresponding period described in Section 4.4 (as applicable, the "Minimum Period"), then Ethicon shall pay the Shortfall Amount to Omrix within forty-five (45) days of the end of the applicable Minimum Period and Omrix's sole and exclusive alternative remedy for failure to pay such amount shall be to unilaterally terminate by written notice to Ethicon within sixty (60) days of Ethicon's failure to pay the Shortfall Amount within the forty-five (45) day period set forth above provided that Ethicon has not cured such failure to pay the Shortfall Amount within such sixty (60) day period (1) this Agreement with respect to such Product only or
(2) Ethicon's rights of exclusivity with respect to distribution of such Product, at Omrix's sole discretion. In the event Ethicon fails to purchase the minimum quantities of a Product for three consecutive Minimum Periods, then Omrix's sole and exclusive remedy, other than collection of the Shortfall Amounts as contemplated above, under this Agreement shall be the right to terminate this Agreement by written notice to Ethicon within sixty (60) days of the end of the third consecutive Minimum Period with respect to such Product only. In no event shall Ethicon's failure to meet any minimum requirements of
Section 4.4 constitute a breach of this Agreement; provided that the Parties each acknowledge that failure to pay the resulting Shortfall Amount shall constitute a material breach of this Agreement. Omrix shall not be obligated to deliver any Products in exchange for the Shortfall Amount.

            (d) In the event that Ethicon's annual unit sales volume of Fibrin Sealant Products shall decrease by ***% or more, year over year, for *** consecutive Fiscal Years, then Omrix shall have the right, but not the obligation, by written notice to Ethicon given no later than sixty (60) days after the end of the second such consecutive Fiscal Year to terminate this Agreement with respect to the Fibrin Sealant Products.

            (e) In the event that Ethicon's annual unit sales volume of Thrombin shall decrease by ***% or more, year over year, for *** consecutive Fiscal Years, then Omrix shall have the right, but not the obligation, by written notice to Ethicon given no later than sixty (60) days after the end of the second such consecutive Fiscal Year to terminate this Agreement with respect to Thrombin.

            (f) Ethicon shall not be deemed as having failed to meet any of its purchase or sales minimums (including, but not limited to, those set forth in Sections 4.4 (a) - (e)) for a Product to the extent such failure is a result of
(a) Omrix's failure to supply the quantities of such Product ordered in accordance with this Agreement by Ethicon (except for such failures resulting from Ethicon's failure to supply Ethicon Components, if applicable), (b) a recall, field action or government initiated action with respect to such Product that materially adversely affects Ethicon's ability to distribute such Product in conformance with Applicable Legal Requirements, (c) infringement by a third party of any patent of Omrix relating to such Product in the Territory which infringement results in a competitive product that has an adverse effect on Ethicon's sales of such Product, or (d) a Force Majeure Event.

      4.5 FORECASTS AND PURCHASE ORDERS.

            (a) Forecasts. During the term of this Agreement, Ethicon shall provide to Omrix, no later than the first day of each calendar month, a non-binding, good faith written estimate (the "Forecast") by month of Ethicon's quantity requirements for each Product for the next twelve (12) months on a country-by-country basis and with the fill sizes and delivery dates SPECIFIED; provided, however, (1) the first five (5) months of each Forecast shall be binding on Ethicon and Ethicon shall submit purchase orders to Omrix for the Products included in such five (5) month period in accordance with paragraph (b) below and (2) purchase orders submitted by Ethicon shall be for at least *** percent (***%) of the amounts forecast for the sixth through twelfth months of such Forecast (and shall not submit purchase orders for Product in excess of *** percent (***%) of the amounts forecast for each of those months, unless otherwise mutually agreed on a case-by-case basis). The binding orders set forth in Section 4.4(a)(i) and for January 2004 and February 2004 in the initial Forecast are exempt from the five (5) month prior notice requirement; provided that fill sizes shall be as set forth on the Forecast attached hereto. Ethicon agrees that there shall be a five (5) month lead time for orders of Products with fill sizes and delivery dates, except that Ethicon need not provide the county-by-country breakdown for the quantities in the Forecast or a binding order until three (3) months prior to the requested delivery date. The Forecast shall be updated on a rolling monthly basis; provided that new Forecasts cannot change the binding five (5) month portion of the Forecast. Notwithstanding anything to the contrary herein, the Parties agree that, with respect to the Hemostatic Pad Product and any Improved Products, the lead-time for forecasts may be different than five months and shall be mutually agreed by the Parties prior to the commercial production of those products. In addition, notwithstanding anything to the contrary herein, Omrix shall not be obligated to supply a number of Products which exceeds the Long Term Forecast for such products unless (i) such amount of product is within Omrix's capacity (taking into account Omrix's obligations to supply Quixil to third parties in other territories) or (ii) Ethicon provides Omrix with at least three (3) years prior written notice of an increase in the Long Term Forecast. Ethicon further agrees that, at least once each year, it will update in good faith the Long Term Forecast for the subsequent ten (10) year period and that, as Products become available for sale which are not set forth on the Long Term Forecast, Ethicon shall add such Products to the Long Term Forecast. Ethicon's initial twelve (12) month forecast is attached hereto as Exhibit E.

            (b) Purchase Orders. Except as provided in Section 4.4(a), Ethicon shall place an initial binding purchase order for Products with Omrix for the first five (5) month period contemplated above by written or electronic purchase order (or by any other means agreed to by the Parties) and shall, each month thereafter, submit a binding order for what shall then be the fifth (5th) month, by written or electronic purchase order (or by any other means agreed to by the Parties) to Omrix each calendar month. Each purchase order shall specify fill sizes, product quantities and delivery dates, provided that Ethicon need not provide the county-by-country breakdown for the quantities in the purchase order until three (3) months prior to the requested delivery date. The delivery dates specified in such purchase orders shall be no sooner than (60) days following the date on which the applicable purchase order is received by Omrix. Omrix agrees to use its best efforts to deliver Products within ten (10) days of the delivery dates specified in each purchase order. Omrix shall be obligated to supply no less than 90% percent of the Products that were included as a binding portion of the Forecast for a specified month. For quantities of any Product ordered during any calendar month that exceed 100% but does not exceed 120% of the quantity of such Product in the most recent Forecast for such month, Omrix shall have an additional 90 days to supply the quantity of such Product that exceeds 100%. Omrix is under no obligation to supply quantities of a Product in excess of ninety percent (90%) (except as otherwise provided in clause (a) above), though Omrix will discuss in good faith with Ethicon the possibility of provision of additional quantities of such Product upon Ethicon's request.

            (c) Inventory; Failure to Supply Components. In the process of forecasting, ordering and filling orders under this Agreement, the Parties agree to work together to in an attempt to optimize the balance between manufacturing efficiencies for Omrix and inventory control efficiencies for Ethicon. Without limiting the foregoing, Omrix agrees not to deliver Products to Ethicon more than five days in advance of the delivery date specified in the purchase order for such Products. Further, Ethicon hereby agrees and acknowledges that Omrix shall not be responsible for failure to supply Products to the extent such failure is caused by Ethicon's failure to supply Ethicon Components in the quality and number required for Omrix to produce such Products.

      4.6 PRODUCTION PLAN. Within 60 days after delivery to Omrix of the first Forecast for any Product, Omrix shall provide to Ethicon its five (5) month production plan for such Product (each, a "Production Plan") for such Product for completing implementation of procedures and facilities for producing the Products that satisfy the first six (6) months of the Forecast. In its manufacture and supply of each Product hereunder, Omrix agrees to use commercially reasonable efforts to comply with the Production Plan for such Product. Ethicon may request other changes and Omrix agrees to consider such other changes in good faith. The Production Plan will be updated as necessary to reflect updated Forecasts; provided that nothing herein shall reduce or restrict Ethicon's or Omrix's respective binding commitments pursuant to Section 4.5 above. In addition, each Production Plan will include a plan and projected timetable for the establishment of an alternate production facility in the event Omrix's primary production facility is incapable (either by reason of force majeure, regulatory action or otherwise) of supplying Products as contemplated by this Agreement.

      4.7 LIQUIDATED DAMAGES. In the event a Failure to Supply occurs during a Fiscal Year, within forty-five (45) days of the end of such Fiscal Year, Omrix shall pay liquidated damages to Ethicon, calculated as fifty percent (50%) of the most recently calculated Average Transfer Price multiplied by the Failure to Supply Shortfall for the applicable Product under this Agreement during the applicable Shortage Period; provided that (i) liquidated damages resulting from a Failure to Supply in any Shortage Year shall not exceed one hundred percent (100%) of the aggregate Purchase Prices paid to Omrix (for the applicable Product only) pursuant to Section 4.2 hereof in the Fiscal Year preceding such Shortage Year and (ii) nothing in this Section 4.7 shall limit Omrix's liability in the event of any willful or intentional breach of its supply obligations under this Agreement; provided further that, Ethicon shall not seek any additional damages for a Failure to Supply Shortfall for which Ethicon has received liquidated damages hereunder unless Ethicon has provided notice to Omrix that it may seek an alternative remedy in lieu of liquidated damages prior to the later of (A) forty-five (45) days of the end of such Fiscal Year and (B) thirty (30) days after Ethicon has received payment of such liquidated damages; provided that, Ethicon shall return with such written notice to Omrix all liquidated damages relating to that portion of a Failure to Supply for which Ethicon asserts an intention to seek such an alternative remedy. For the avoidance of doubt, a breach of Omrix's supply obligations under this Agreement resulting from Omrix's negligence or a Force Majeure Event shall not be considered a willful or intentional breach, nor shall a pro rata distribution of Products to all of Omrix's customers in the event of an unintentional constraint in supply of such Products. Both Parties agree that Ethicon's rights under this Section 4.7 are in lieu of any other remedy for Omrix's failure to meet its supply obligations hereunder and that the liquidated damages under this Section 4.7 shall be Ethicon's sole and exclusive remedy in law or equity for Omrix's failure to meet its supply obligations hereunder (other than termination of this Agreement pursuant to Section 11.3 hereof and for any willful or intentional breaches of Omrix's supply obligations unless Ethicon has provided notice to Omrix that it may seek additional damages as an alternative to liquidated damages prior to the later of (A) forty-five
(45) days of the end of such Fiscal Year and (B) thirty (30) days after Ethicon has received payment of such liquidated damages).

      4.8 CURRENCY. All Quarterly Amounts for Ethicon's sales to end users in areas of the European Union that have adopted the Euro will be paid in Euros. For sales in Europe not included in the Euro zone, their amount would be converted into Euros at the average exchange rate of the relevant currency against Euros for the five (5) business days immediately prior to the end of the Fiscal Quarter to which the Quarterly Amount relates, as published by the European Central Bank. All Quarterly Amounts for sales in other countries shall be invoiced in U.S. Dollars. Any sales in countries outside of Europe and the United States shall be converted into US Dollars at the average rate published by the Federal Reserve Bank of New York for the five (5) business days immediately prior to the end of the Fiscal Quarter to which the Quarterly Amount relates.

      4.9 OVERDUE INTEREST. All amounts due and owing to either Party hereunder but not paid by the other Party on the due date thereof shall bear interest compounded monthly at the rate of the lesser of: (i) the prime rate of interest plus 2% per annum; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full and shall be payable in the same currency as the overdue payment. For any day in any calendar month, the prime rate of interest shall be deemed to be (i) for payments due in U.S. Dollars ($), the prime rate of interest published in the Wall Street Journal on the last business day of the immediately preceding month and (ii) for payments due in Euros (E), the prime rate of interest for U.S. Dollars published in the Wall Street Journal on the last business day of the immediately preceding month plus
(1) the one month LIBOR rate applicable to Euros published in the European edition of the Wall Street Journal on the last business day of the immediately preceding month less (2) the one month LIBOR rate applicable to U.S. Dollars published in the New York edition of the Wall Street Journal on the last business day of the immediately preceding month.

      4.10 PRODUCT WARRANTY.

            (a) Omrix warrants as manufacturer that each of the Products sold to Ethicon hereunder shall, upon delivery and for a period ending on the expiry date of such Product: (i) comply with the Specifications, (ii) be free from defects in materials and workmanship, and (iii) be manufactured in compliance with all Applicable Legal Requirements.

            (b) Warranty claims shall not apply to damaged Product to the extent such damage is caused in whole or in part by: (i) use, handling, installation, operation, maintenance, or storage that is negligent or otherwise not in accordance with Omrix's written instructions; (ii) repair, alteration, or modifications performed by anyone other than Omrix or a Party authorized by Omrix; (iii) use in any manner or procedure other than those for which it is labeled or (iv) Ethicon Components that do not conform to Ethicon's warranties set forth herein.

            (c) Omrix will replace defective Product under warranty at Omrix's own cost and expense within ninety (90) days of notice by Ethicon that the Product is defective.

      4.11 ETHICON COMPONENT WARRANTY.

            (a) Ethicon warrants to Omrix that each of the Ethicon Components provided to Omrix hereunder shall upon delivery and, for a period ending on the expiry date of such Ethicon Component: (i) be free from defects in materials and workmanship, (ii) comply with the Specifications therefor and (iii) be manufactured in compliance with all Applicable Legal Requirements.

            (b) Warranty claims under this Section 4.11 shall not apply to damaged Ethicon Component or Product to the extent such damage is caused in whole or in part by: (i) use, handling, installation, operation, maintenance, or storage that is negligent or otherwise not in accordance with Omrix's and Ethicon's written instructions; (ii) repair, alteration, or modifications performed by anyone other than Ethicon or a Party authorized by Ethicon; or
(iii) use in any manner or procedure other than those for which it is labeled.

            (c) Ethicon will replace defective Ethicon Components under warranty at Ethicon's own cost and expense within ninety (90) days of notice by Omrix that the Ethicon Components are defective.

                                    ARTICLE 5
              PACKAGING, PROMOTIONAL MATERIAL, TRADEMARKS, TRAINING

      5.1 PACKAGING; INCOMPLETE PRODUCT SHIPMENTS; CLAIMS FOR BREACH OF
Warranty.

            (a) Unless Ethicon requests otherwise, all Products ordered by Ethicon shall be packed for shipment and storage in accordance with the Specifications. Ethicon may notify Omrix of any special packaging requirements. Ethicon will be responsible for any incremental costs in excess of Omrix's standard commercial practices that result from any special packaging requirements. The Parties agree and acknowledge that the design of the labeling for a Product shall be performed by Ethicon, subject to the reasonable approval of the manufacturer to the extent required by Applicable Legal Requirements. Ethicon shall provide artwork for the printing and packaging of labels to Omrix. Printing and packaging of labels with Products shall be performed by Omrix.

            (b) Within a reasonable period, but no more than ten (10) business days after receipt, Ethicon shall visually inspect each shipment of the Product received by Ethicon for quantity. All claims for incomplete shipments must be made in writing to Omrix within ten (10) business days of Ethicon's discovery of the non-conformity. Any such claims not made within such period shall be deemed waived and released, except as to shortages that cannot be detected at the time of receipt, for example, because of Product packaging.

            (c) Ethicon may submit claims for breach of warranty at any time during the warranty period provided in Section 4.10(a). If Ethicon submits a claim for breach of warranty, then as promptly as possible after the submission of the claim to Omrix, Omrix shall instruct Ethicon whether to return or destroy the Products in question and Omrix shall provide Ethicon with replacement Products. If Omrix agrees with the claim, then Omrix shall pay for all costs of returning or destroying the Products that are the subject of such claim. Omrix shall bear the risk of loss for such Products, beginning at such time as they are taken at Ethicon's premises for return delivery. If Omrix does not agree with the claim, then the parties agree to submit the Products in question to an independent party which has the capability of testing the Products to determine whether or not they comply with the Specifications. In the event the parties cannot agree upon such independent party, then such dispute shall be resolved pursuant to Article 13. The losing party shall bear all costs and expenses related to such testing and, if Omrix is the losing party, pay for all costs of returning or destroying the Products and sending the replacement Products. If Omrix fails to instruct Ethicon as to the disposition of defective Products, Ethicon may dispose of such defective Products as it sees fit and Omrix shall promptly (i) reimburse Ethicon for all direct, out-of-pocket costs incurred by Ethicon in respect of such disposition, and (ii) replace such defective Product at Omrix's own cost and expense.

            (d) The same rights and obligations set forth in this Section 5.1 shall apply to the packaging and shipment of Ethicon Components, with references to Products meaning Ethicon Components, references to Omrix meaning Ethicon and references to Ethicon meaning Omrix.

      5.2 PROMOTIONAL MATERIAL. Ethicon shall submit to Omrix any promotional copy prior to using it to promote the Products and Ethicon shall implement any changes required by Omrix to all such materials to the extent such changes are required for Omrix to comply with Applicable Legal Requirements. Except for any statements added by Omrix, Ethicon shall be solely liable for all statements and representations in its promotional material regarding a Product that are beyond Omrix's warranty obligations to Ethicon with respect to such Product.

      5.3 TRADEMARKS. Omrix hereby grants Ethicon a fully paid up, non-transferable, exclusive license within the Territory to use the Quixil name, trade mark and trade dress in connection with the distribution of Quixil. Ethicon shall have the right to discontinue its use of the Quixil name, trade mark and trade dress at any time at its sole discretion. Ethicon may use any other name, trade mark and trade dress (to which Ethicon has rights) in connection with distribution of the Product currently known as Quixil, subject to Applicable Legal Requirements. All Primary Products (other than Quixil) and all Improved Products shall be packaged and marketed under trademarks and trade dress of Ethicon, except that Ethicon shall have the right and the obligation to identify, on all promotional literature, trade dress and package inserts for each Product, Omrix as the source of the biologic components of such product, and Omrix's name shall, on each document or other materials, be printed in compliance with Applicable Legal Requirements. Omrix hereby gives Ethicon a fully paid up, non-exclusive, non-transferable license within the Territory to use the Omrix name on the Products. Except as set forth above in this Section, neither Party is authorized to use the other's name or any trademark, service mark or tradename of the other Party in connection with any aspect of its business.

      5.4 TRAINING. Omrix shall use all reasonable efforts provide such assistance as Ethicon shall request in the development of training manuals and training programs for customers and Ethicon's sales, technical support and field repair organizations. Omrix will train the technical staff appointed by Ethicon during one business week per year, as agreed by the Parties. All expenses for travel, accommodation and meals incurred in connection with such training shall be borne by Ethicon.

                                    ARTICLE 6
                             INSPECTION AND TESTING

      6.1 BY ETHICON. Ethicon shall have the right to inspect and test during normal business hours the facilities used by Omrix to perform the production, testing, packaging, labeling, storage and shipment of the Products, and Omrix's operating procedures and records, for compliance with the Applicable Legal Requirements and other requirements of this Agreement, from time to time during the Term, but no more frequently than twice in any twelve (12) month period, with no less than five (5) weeks advance written notice, and Omrix shall use commercially reasonable efforts to meet the scheduled date, though Ethicon acknowledges that the specific date of such inspection may vary by several days. Omrix shall cooperate with Ethicon's reasonable requests in any such inspection. At its option, Ethicon may conduct an initial inspection within ninety (90) days after the Effective Date. Omrix shall provide Ethicon access to such facilities and reasonable assistance, without charge, to Ethicon's representatives during normal business hours (including any normal shifts) when requested. Omrix shall obtain comparable inspection and testing rights specified in this Section 6.1 from any supplier of raw materials or components incorporated in any Products. Ethicon's inspection and testing, or failure to inspect and/or test, shall not relieve Omrix of any liability for noncompliance or defects. Prior to producing any Products for use in clinical or preclinical trials, Omrix shall remedy any reasonable issues raised by Ethicon during the initial inspection and any subsequent inspections so that Omrix can become and remain in accordance with any Quality Agreement agreed by the Parties. Omrix agrees to consider in good faith all recommendations concerning any material deficiencies and problems found.

      6.2 BY OMRIX. Omrix shall have the right to inspect and test during normal business hours the facilities of Ethicon used to manufacture the Ethicon Components supplied to Omrix, or package, store and distribute the Products, and Ethicon's operating procedures and records, for compliance with the Applicable Legal Requirements and other requirements of this Agreement, from time to time during the Term, but no more frequently than twice in any twelve (12) month period, with no less than five (5) weeks advance written notice, and Ethicon shall use commercially reasonable efforts to meet the scheduled date, though Omrix acknowledges that the specific date of such inspection may vary by several days. Ethicon shall cooperate with

Omrix's reasonable requests in any such inspection. At its option, Omrix may conduct an initial inspection within 90 days after the Effective Date. Ethicon shall provide Omrix access to its facilities and reasonable assistance, without charge, to Omrix's representatives during normal business hours (including any normal shifts) when requested. Ethicon shall obtain comparable inspection and testing rights specified in this Section 6.2 from any supplier of Ethicon Components and any Affiliate serving on Ethicon's behalf. Omrix's inspection and testing, or failure to inspect and/or test, shall not relieve Ethicon of any liability for noncompliance or defects. Prior to producing any Ethicon Components for use in the Products to be used for clinical or preclinical trials, Ethicon shall remedy any reasonable issues raised by Omrix during the initial inspection and any subsequent inspections. Ethicon agrees to consider in good faith all recommendations concerning any material deficiencies and problems found.

                                    ARTICLE 7
      RECORDS, REPORTS, ADVERSE EVENTS, GOVERNMENT INSPECTIONS AND RECALLS

      7.1 BATCH RELEASE PROTOCOL. Omrix shall notify Ethicon within five (5) days after Regulatory Agency has approved a lot of Product for release and shall provide Ethicon with copies of the documentation required by Applicable Legal Requirements.

      7.2 PRODUCTION REPORTS. Omrix will provide to Ethicon on a monthly basis a production report indicating the amount of Ethicon Components used in such month, work-in-process balances, the pipeline of batches of Product awaiting release by regulatory authorities and the quantities of Ethicon Components required to be shipped by Ethicon.

      7.3 RECORDS.

            (a) General. Both Parties shall completely and accurately maintain all documents relating to performance under this Agreement, including without limitation records, files, reports, manuals, studies, photographs, negatives, calibration and performance records, development and validation records, change control documents, and records management documents (collectively, "Documents"). Each Party will make its Documents available, during normal business hours, to the other Party or its designee and to persons and/or entities to which the other Party is required by law or regulation to grant access to such Documents, within three (3) business days upon request at any time during performance under this Agreement and for a period of four (4) years after termination of this Agreement. The other Party may request a longer retention period by written notice to the Party maintaining such Documents, which request shall not be unreasonably denied; provided that in lieu of maintaining Documents for a longer period pursuant to such request, a Party may elect to turn over such Documents to the requesting Party at its expense.

            (b) Record Retention. Omrix shall maintain all documentation (manufacturing records, packaging records, inspection records, QA records, batch cards/records etc.) generated during the manufacturing process for a minimum of the life of the Product, plus two (2) years. Records of Product distribution and storage shall be retained in accordance with Applicable Legal Requirements.

            (c) Distribution and Use.

                  (i) Omrix shall maintain records of the use of Ethicon-supplied Ethicon Components delivered to Omrix in accordance with Applicable Legal Requirements. Such records shall be maintained in a manner that assures that the use of Ethicon-supplied Ethicon Components can be rapidly and unequivocally accounted for and the Products into which such Ethicon-supplied Ethicon Components was processed can be identified, and that such records are made available to Ethicon upon request. Omrix shall assist Ethicon in identifying, tracking and controlling the use of any Ethicon-supplied Ethicon Components identified as unsuitable for processing or incorporating into Product. Omrix shall inform Ethicon as to the disposition of any Ethicon-supplied Ethicon Components, within fifteen business days after the receipt of a written request for such information from Ethicon.

                  (ii) Ethicon shall maintain records of each lot of Product delivered to Ethicon in accordance with Applicable Legal Requirements. Such records shall be maintained in a manner that complies with Applicable Legal Requirements. Ethicon shall inform Omrix as to the distribution of each lot of Product based on records it maintains in accordance with Applicable Legal Requirements, within 30 days after the receipt of a written request for such information from Omrix.

                  (iii) Each Party shall have the right to review and audit the other Party's maintenance of records pursuant to this Section 7.3 and recommend reasonable changes. The audited Party shall seriously consider and use commercially reasonable efforts to implement any such reasonable changes recommended by the other Party. If the audited Party decides not to implement any changes recommended by the other Party, it shall notify the other Party in writing of the reasons for its decision not to implement such changes. If the other Party believes any such recommended change not implemented will negatively and materially affect the ability of the Ethicon Components and/or Product to be rapidly and unequivocally accounted for, such Party may refer the issue for resolution in accordance with Article 13.

            (d) Of Books and Records. Ethicon shall keep, and shall cause any of its Affiliates appointed by Ethicon to act as sub-distributors hereunder to keep, full, true and accurate books of account containing all particulars and such other records, together with reasonable supporting documentation, as may be necessary for the purpose of determining the Net Sales of the Products, the fees and other consideration payable by Ethicon under this Agreement and Ethicon's compliance in other respects with obligations under this Agreement. All such books of account, records and reasonable supporting documentation shall be made available at the principal place of business of Ethicon and shall be open for inspection at a time mutually acceptable to the Parties, during normal business hours no more frequently than once each six months for four years following the end of the calendar year to which they pertain (and access shall not be denied thereafter if reasonably available) by any independent internationally recognized certified public accountant retained by Omrix for the purpose of verifying Ethicon's fee reports and/or compliance in other respects with obligations under this Agreement. Ethicon shall promptly pay to Omrix the amount of such underpayment (together with interest, in accordance with Section 4.9, from the date payment was originally due until the date paid) and, if such records are insufficient for the foregoing purposes or any such inspection discloses an underpayment of five percent (5%) or more of the amount of payments actually due for any annual period, then, in addition to any other rights and remedies available to Omrix under this Agreement, Ethicon will pay Omrix's reasonable cost of such inspection after receipt of the bill or invoice for such inspection.

      7.4 REGULATORY AUTHORITY ACCESS TO RECORDS.

            (a) By Omrix. Omrix shall provide Ethicon and Regulatory Agencies access to all documents relating to its performance under this Agreement to the extent required by Applicable Legal Requirements or for Ethicon to comply with Applicable Legal Requirements. Omrix shall allow access during normal business hours to all such documents and to its facilities where manufacturing under this Agreement occurs, without prior advance notice, for purposes of Regulatory Agency inspections or other requests for access by a Regulatory Agency in accordance with Applicable Legal Requirements. Omrix shall provide access to all such documents in any Affiliate's possession and to any facilities of Affiliates where services relating to this Agreement are performed.

            (b) By Ethicon. Ethicon shall provide Omrix and Regulatory Agencies access to all documents relating to the manufacture of the Ethicon Components relating to this Agreement to the extent required by Applicable Legal Requirements or for Omrix to comply with Applicable Legal Requirements. Ethicon shall allow access during normal business hours to all such documents in Ethicon's possession and to its facilities where services relating to this Agreement are performed, without prior advance notice, for purposes of Regulatory Agency inspections or other requests for access by a Regulatory Agency in connection with Products and in accordance with Applicable Legal Requirements. Ethicon shall provide access to all such documents in any Affiliate's possession and to any facilities of Affiliates where services relating to this Agreement are performed.

      7.5 PHARMACOVIGILANCE. Ethicon will report all adverse events to Omrix who will file MedWatch reports to FDA or comparable reports to other Regulatory Agencies, to the extent required. Omrix will inform Ethicon of any adverse reports directly sent to Omrix.

            (a) Notification of Adverse Events. Ethicon and Omrix shall each give the other prompt written notice of any information either of them receives regarding the safety of the Ethicon Components and/or the Products, including any confirmed or unconfirmed information on adverse, serious or unexpected events associated with the use of the Ethicon Components and/or the Products. For serious, unexpected events, notice must be given by telephone within 72 hours after receipt of the information, followed by written notice promptly thereafter (which written notice shall be delivered in no event more than 5 calendar days after receipt of such information. Each Party shall cooperate with the other in connection with the investigation of any such adverse, serious or unexpected events. Omrix shall be responsible for filing any reports and performing any analysis required by the applicable Regulatory Agency in or outside of the Territory. Each Party shall have the right to conduct audits during normal business hours and make other reasonable inquiries concerning the other Party's reporting system to ensure that such system functions properly and is in compliance with the Applicable Legal Requirements.

            (b) Customer Notification of Adverse Reactions. In the event during the course of a preliminary investigation related to a report of a serious adverse reaction, preliminary evidence is obtained indicating that the use of Products of certain lots, according to indications and dosage, may have caused specific adverse reactions, each customer that received product from such suspect lots shall be notified by the Party that sold or otherwise provided such Product, itself or through its Affiliates or third parties (other than the other Party) to such customer and cautioned that any unused containers of the suspect lots should be withheld from use, pending the outcome of more definitive investigations and evaluations, with a copy of such notice to the applicable Regulatory Agency if required and to the other Party. Any and all of the foregoing actions will be executed with Regulatory Agency concurrence to the extent required by law.

            (c) Recalls and Withdrawals. In the event of any market recall or withdrawal of any of the Products or the Ethicon Components, whether voluntary or involuntary: (a) Omrix shall be responsible for all costs in connection therewith unless such market recall or withdrawal arises out of or results from the use, shipment or storage of such Product by or on behalf of Ethicon or any of its Affiliates or out of the failure of the Ethicon Components supplied by Ethicon or its Affiliates to conform to Ethicon's warranties with respect thereto; provided however, Omrix shall be responsible for all costs in connection therewith to the extent such market recall or withdrawal arises out of or results from the handling or storage of the Ethicon Components by Omrix or from the production, shipment, storage or sale of such Product by or on behalf of Omrix or any of its Affiliates; and (b) Ethicon and Omrix shall share equally all costs in connection therewith to the extent both Parties or neither Party is responsible for causing the recall or withdrawal. Ethicon shall implement any such market recall or withdrawal in the Territory. The Party implementing the recall or withdrawal shall invoice the other Party for such Party's share of any costs associated with the recall or withdrawal as provided in (a) and (b) above, which invoice shall be paid by such Party promptly after the receipt thereof. In any case, the Party to this Agreement having the Regulatory Approval shall be responsible for managing product recalls or withdrawals, in consultation with the other Party.

            (d) Assistance. Each Party shall provide the other Party such information and assistance as is reasonably requested by such Party to comply with its obligations under this Section 7.5.

      7.6 REGULATORY FINDINGS. Both Parties shall have the right to review during the term of this Agreement and for a period of five (5) years thereafter all audit findings or notices of a Regulatory Agency as such may bear upon any Product or Ethicon Component, including formal notice about the initiation of any compliance or enforcement action, investigation, inspection, review, or inquiry by FDA or other Regulatory Agency. Each Party shall notify the other Party of any such audit findings or notices promptly and make such audit findings and notices available to the other Party within five (5) business days of receipt. Any deficiencies found as a result of an inspection by a Regulatory Agency shall be promptly remedied. Any possible deficiencies identified as a result of either Party's inspection of the other Party's activities hereunder shall be resolved in a mutually agreeable and timely manner.

      7.7 QUALITY AGREEMENTS. This Section 7 shall be superceded by any contradictory terms relating to a Product agreed by the Parties in a Quality Agreement for such Product.

                                    ARTICLE 8
                    REPRESENTATION AND WARRANTIES; COMPLIANCE

      8.1 OMRIX REPRESENTATIONS AND WARRANTIES. Omrix represents and warrants to Ethicon that in addition to the Product warranty in Section 4.10 above:

            (a) all necessary corporate and other authorizations, consents and approvals which are necessary or required for Omrix's execution and performance of this Agreement have been duly obtained;

            (b) the execution and performance of this Agreement by Omrix will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to which Omrix is subject, or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Omrix under, its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which Omrix is a party or by which it or any of its properties or assets is bound or affected; and

            (c) the Products are being sold to Ethicon free and clear of all liens, claims and encumbrances of any nature.

      8.2 ETHICON REPRESENTATIONS AND WARRANTIES. Ethicon represents and warrants to Omrix that in addition to the Ethicon Component warranty in Section
4.11 above:

            (a) all necessary corporate and other authorizations, consents and approvals which are necessary or required for Ethicon's execution and performance of this Agreement have been duly obtained;

            (b) the execution and performance of this Agreement by Ethicon shall not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give raise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Ethicon under, its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement in which Ethicon is a party or by which it or any of its properties or assets is bound or affected; and

            (c) The Ethicon Components are being delivered to Omrix free and clear of all liens, claims and encumbrances of any nature.

      8.3 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DEVELOPMENT AGREEMENT:

            (a) NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

            (b) NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE SUCCESS OF THE DEVELOPMENT OR THE COMMERCIAL EXPLOITATION OF THE PRODUCTS.

      8.4 CERTAIN COMPLIANCE OBLIGATIONS. Omrix agrees to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, including Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin; Section 60-741.1 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; Section
60.250.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era; Chapter 1 of Title 48 of the Code of Federal Regulations, as Amended, Federal Acquisition Regulations; Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and the regulations and orders of the United States Department of Labor promulgated in connection therewith; and any provisions, representations or agreements required thereby to be included in this Agreement are hereby incorporated by reference. If any Product is ordered by Ethicon under U.S. government contracts, Omrix agrees that all applicable federal statutes and regulations applying to Ethicon as a contractor are accepted and binding upon Omrix insofar as Omrix may be deemed a subcontractor.

      8.5 COMPLIANCE WITH POLICY ON THE EMPLOYMENT OF YOUNG PERSONS. Omrix and its officers have read and understand the Johnson & Johnson Policy on the Employment of Young Persons (the "Policy") attached as Exhibit J hereto. In the manufacture and supply of all Products hereunder, Omrix shall employ young persons only as permitted by the Policy. Omrix shall permit representatives of Ethicon to enter Omrix's premises at any reasonable time, and Omrix shall ensure that representatives of Ethicon shall be permitted to enter the premises of any subcontractor involved in the manufacture or supply of any Products (or component thereof) at any reasonable time, in order to inspect relevant employment, health and safety records and to observe the manufacturing process. Omrix (and its subcontractors) shall maintain the records necessary to demonstrate compliance with the Policy and shall provide to Ethicon a written certification of such compliance annually during the term of this Agreement. If Omrix shall fail to comply with this Section 8.5 and fail to cure such noncompliance within thirty (30) days of receipt of notice from Ethicon thereof, then Ethicon shall have the right to terminate this Agreement forthwith, effective upon 30 days' prior written notice, and without payment of any penalty or termination fee.


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

      8.6 ENVIRONMENT, SAFETY AND INDUSTRIAL HYGIENE. Omrix hereby certifies that it is in compliance with all environmental, safety and industrial hygiene matters related to Omrix's activities under this Agreement. With respect to all environmental, safety and industrial hygiene matters related to Omrix's activities under this Agreement, Omrix shall (a) comply with all applicable laws and regulations issued by national, state and local authorities (if applicable),
(b) inform Ethicon promptly of any significant adverse event (e.g., fires, explosions, accidental discharges), (c) inform Ethicon promptly of any allegations or findings of violations of applicable laws or regulations, (d) allow Ethicon to inspect Omrix's facilities, such inspections to be at reasonable times and upon reasonable notice. If Omrix fails to meet any of these conditions and fails to cure such noncompliance within sixty (60) days of notice from Ethicon thereof, Ethicon may terminate this Agreement immediately.

                                    ARTICLE 9
                                 INDEMNIFICATION

      9.1 INDEMNIFICATION BY ETHICON. Ethicon shall indemnify, defend and hold harmless Omrix and its contractors, subcontractors, subsidiaries and Affiliates and their respective officers, directors, employees, assigns, successors, and agents (collectively, the "Omrix Indemnified Parties") from and against any and all losses, liabilities, suits, claims, costs, expenses (including reasonable attorneys' fees and court costs), judgments and/or damages, assessments, amounts paid in settlement and causes of action, but excluding indirect, consequential, special, incidental, punitive, exemplary or similar damages ("Losses") (including but not limited to lawsuits alleging negligence, strict liability, breach of warranty, failure to warn, statutory violations or any other cause of action), which the Omrix Indemnified Parties may incur, suffer, become liable for, or which may be asserted or claimed against the Omrix Indemnified Parties, to the extent arising from (i) the supply of Ethicon Components hereunder or sale and manufacture of Flowable Hemostat by Ethicon or its subcontractor (other than Omrix); or (ii) the shipment, storage, handling, promotion or marketing by Ethicon, its Affiliates, agents, assigns, contractors, directors, employees, officers, subcontractors, successors or distributors of Product or devices (including the delivery of free samples) supplied by Omrix after such Product or device has been delivered to, and accepted by, Ethicon or its designee; or (iii) the design of any device, supplied by Omrix and used in combination with the Product, to the extent Ethicon is involved in the design of such device; (iv) any breach of representations, warranties or obligations hereunder by Ethicon, or (v) any alleged infringement by Ethicon or its agents, assigns, contractors, directors, employees, governors, invitees, officers, subcontractors, successors, suppliers, or volunteers of any patent, trademark, copyright, or other intellectual property, right or trade secret, protected under U.S. law, of a third party as it relates to the Ethicon Component and/or services provided by Ethicon pursuant to this Agreement, except in any such case (i) - (iv) to the extent such Losses are caused by the acts or omissions of the Omrix Indemnified Parties or by Omrix's failure to perform its duties hereunder. With respect to part (v) above:

            (a) In the event that any Ethicon Component provided by Ethicon is held in a suit or proceeding to infringe any intellectual property rights of a third party (or constitute the misappropriation of a trade secret of a third party) and the use or sale of such Ethicon Component is enjoined, or Ethicon reasonably believes that it is likely to be found to infringe or


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

constitute a misappropriation, or likely to be enjoined, then Ethicon shall, at its sole cost and expense, and at its option, either (i) procure for Omrix the right to continue using and selling Products incorporating such Ethicon Component, (ii) modify such Ethicon Component so that it becomes non-infringing or no longer constitutes a misappropriation, without affecting the basic functionality or regulatory status of such Ethicon Component or Products incorporating such Ethicon Component; provided, however, that if (i) and (ii) are not practicable, Ethicon shall have the right, in its sole discretion, to terminate this Agreement with respect to Products containing such Ethicon Component by giving Omrix thirty (30) days prior written notice, and repurchase the Ethicon Components which Omrix purchased from Ethicon and which are unaltered and in saleable condition at the price which Omrix paid Ethicon for such Ethicon Components, upon delivery of such Ethicon Components to Ethicon's designated facility, at Ethicon's expense.

            (b) Ethicon shall have no obligation for any claim of infringement arising from: (i) any combination of the Ethicon Component provided by Ethicon with Omrix's Products and any other products not provided by Ethicon, where such infringement would not have occurred but for such combination; (ii) the adaptation or modification of the Ethicon Component provided by Ethicon, where such infringement would not have occurred but for such adaptation or modification; (iii) the use of the Ethicon Component provided by Ethicon in an application for which it was not designed or intended, where such infringement would not have occurred but for such use; (iv) a claim based on intellectual property rights owned by Omrix or any of the Omrix Indemnified Parties or (v) a claim based on the actions or omissions of Omrix under the Development Agreement.

            (c) This Section 9.1 states Omrix's sole remedy and Ethicon's exclusive liability in the event that the Ethicon Components provided by Ethicon infringe on or misappropriate the intellectual property rights of any third party.

      9.2 INDEMNIFICATION BY OMRIX. Omrix shall defend, indemnify and hold harmless Ethicon, all Ethicon operating units, their contractors, subcontractors, subsidiaries and Affiliates and their respective officers, directors, governors, employees, volunteers, assigns, successors, and agents (collectively the "Ethicon Indemnified Parties") from and against all Losses (including but not limited to lawsuits alleging negligence, strict liability, breach of warranty, failure to warn, statutory violations or any other cause of action) which the Ethicon Indemnified Parties may incur, suffer, become liable for, or which may be asserted or claimed against the Ethicon Indemnified Parties, to the extent arising from (i) the design or manufacture of Quixil or the manufacture of the other Products (except to the extent indemnified by Ethicon pursuant to Sections 9.1(i) or (ii)); (ii) Omrix's design, manufacture, storage, handling, promotion or marketing (including the delivery of free samples) or sale of any device supplied by Omrix and used in combination with the Product (including but not limited to the basic application device) (except to the extent indemnified by Ethicon pursuant to Section 9.1(ii) or (iii) and except to the extent that design, storage, handling, promotion or marketing was not undertaken under the Development Agreement or by Ethicon); (iii) any breach of representations, warranties or obligations hereunder by Omrix; or (iv) any alleged infringement by Omrix or its agents, assigns, contractors, directors, employees, governors, invitees, officers, subcontractors, successors, suppliers, or volunteers of any patent, trademark, copyright, or other intellectual property, right or trade secret, protected under U.S. law, of a third party as it relates to the Product and/or services provided by Omrix pursuant to this Agreement, except in any such case
(i) - (iv) to the extent such Losses are caused by the acts or omissions of the Ethicon Indemnified Parties or by Ethicon's failure to perform its duties hereunder. With respect to part (iv) above:

            (a) In the event that any Product provided by Omrix is held in a suit or proceeding to infringe any intellectual property rights of a third party (or constitute the misappropriation of a trade secret of a third party) and the use or sale of such Product is enjoined, or Omrix reasonably believes that it is likely to be found to infringe or constitute a misappropriation, or likely to be enjoined, then Omrix shall, at its sole cost and expense, and at its option, either (i) procure for Ethicon the right to continue using and selling such Product, (ii) modify such Product so that it becomes non-infringing or no longer constitutes a misappropriation, without affecting the basic functionality of such Product; provided, however, that if (i) and (ii) are not practicable, Omrix shall have the right, in its sole discretion, to terminate this Agreement with respect to such Product by giving Ethicon thirty (30) days prior written notice, and repurchase the Products which Ethicon purchased from Omrix and which are unaltered and in saleable condition at the price which Ethicon paid Omrix for such Products, upon delivery of such Products to Omrix's designated facility, at Omrix's expense.

            (b) Omrix shall have no obligation for any claim of infringement arising from: (i) any combination of the Product or services provided by Omrix with Ethicon Components and any other products or services not provided by Omrix, where such infringement would not have occurred but for such combination;
(ii) the adaptation or modification of the Product provided by Omrix, where such infringement would not have occurred but for such adaptation or modification;
(iii) the use of the Product or services provided by Omrix in an application for which it was not designed or intended, where such infringement would not have occurred but for such use; (iv) a claim based on intellectual property rights owned by Ethicon or any of the Ethicon Indemnified Parties or (v) a claim based on the actions or omissions of Ethicon under the Development Agreement.

            (c) This Section 9.2 states Ethicon's sole remedy and Omrix's exclusive liability in the event that the Product provided by Omrix infringe on or misappropriate the intellectual property rights of any third party.

      9.3 NON-EXCLUSIVE. The indemnification provided to the Ethicon Indemnified Parties by Omrix, provided to the Omrix Indemnified Parties by Ethicon or granted pursuant to the provisions of this Agreement, shall not be deemed exclusive of any other rights to which the Ethicon Indemnified Parties or Omrix Indemnified Parties may be entitled, except to the extent provided otherwise in this Section 9. The Ethicon Indemnified Parties and Omrix Indemnified Parties right to indemnification by Omrix and Ethicon, respectively, shall be enforceable in any court of competent jurisdiction.

      9.4 INDEMNIFICATION PROCEDURE. Any Ethicon Indemnified Party or Omrix Indemnified Party, as the case may be, shall notify Omrix or Ethicon (the "Indemnifying Party") promptly in writing of an indemnifiable claim or cause of action under Section 9.1 or 9.2 upon receiving notice or being informed of the existence thereof. The Indemnifying Party shall assume, at its cost and expense, the sole defense of such claim or cause of action through counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The

Indemnifying Party shall maintain control of such defense, including any decision as to settlement; provided that, in the event that the Indemnifying Party does not maintain control of such defense on a timely basis, then, without prejudice to any other rights and remedies available to the Indemnified Party under this Agreement, the Indemnified Party may take over such defense with counsel of its choosing at the Indemnifying Party's cost and expense; provided that the Indemnified Party shall not enter into any settlement without the prior written approval of such settlement by the Indemnifying Party. The Indemnified Party may, at its option and expense, participate in the Indemnifying Party's defense, and if the Indemnified Party so participates, the Parties shall cooperate with one another in such defense. The Indemnified Party will not settle or compromise the claim without the prior written consent of the Indemnifying Party. The Indemnifying Party will not, without the consent of the Indemnified Party (which consent will not be unreasonably withheld), settle or compromise the claim in any manner which would have an adverse effect on the Indemnified Party, unless (x) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and the Indemnified Party is furnished with security reasonably satisfactory to it that the Indemnifying Party can in fact pay such amount, (y) such settlement or compromise includes a full release of such claim against the Indemnified Party and (z) such settlement or compromise provides for no relief or remedy other than money damages. The Indemnifying Party shall bear the total costs of any court award or settlement of such claim or cause of action and all other costs, fees and expenses related to the resolution thereof (including reasonable attorneys' fees except for attorneys' fees for which the Indemnified Party is responsible in the event that the Indemnified Party participates in the Indemnifying Party's defense of such claim or cause of action).

      9.5 PARTIAL INDEMNIFICATION. In the event a claim is based partially on an indemnified claim described in this Article 9 and partially on a non-indemnified claim, or is based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party pursuant to the provisions of this
Article 9, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

                                   ARTICLE 10
                             LIMITATION ON LIABILITY

      10.1 ETHICON. ETHICON SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER INDIRECT DAMAGES OR FOR LOSS OF PROFITS (EXCEPT, IN THE EVENT OF AN "INTENTIONAL BREACH" (AS DEFINED BELOW) WHICH OCCURS DURING THE TERM OF THE AGREEMENT, IN WHICH CASE ETHICON MAY BE OBLIGATED TO PAY LOSS OF PROFITS DAMAGES FOR SUCH CLAIM SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 10.3) ARISING OUT OF OR RELATING TO: (a) ANY ETHICON COMPONENTS OR ANY USE THEREOF OR (b) ETHICON'S PERFORMANCE OR FAILURE TO PERFORM OR DELAY IN PERFORMING ITS OBLIGATIONS HEREUNDER, EVEN IF ETHICON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      10.2 OMRIX. OMRIX SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER INDIRECT DAMAGES OR FOR LOSS OF PROFITS (EXCEPT, IN THE EVENT OF AN "INTENTIONAL BREACH" (AS DEFINED BELOW) WHICH OCCURS DURING THE TERM OF THE AGREEMENT, IN WHICH CASE OMRIX MAY BE OBLIGATED TO PAY LOSS OF PROFITS DAMAGES FOR SUCH CLAIM SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 10.3) ARISING OUT OF OR RELATING TO: (a) ANY PRODUCTS DELIVERED TO ETHICON OR ANY USE OR SALE THEREOF OR (b) OMRIX'S PERFORMANCE OR FAILURE TO PERFORM OR DELAY IN PERFORMING ITS OBLIGATIONS HEREUNDER, EVEN IF OMRIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      10.3 CAP. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ARTICLE 10, NEITHER PARTY'S LIABILITY FOR CLAIMS ARISING DURING A FISCAL YEAR SHALL EXCEED THE SUM OF (A) Fifteen Million Dollars ($15,000,000) (EXCEPT AFTER JANUARY 1, 2010, THIS CLAUSE (A) SHALL EQUAL ZERO ($0)) AND (B) 150% OF THE PURCHASE PRICES PAID BY ETHICON IN THE PREVIOUS FISCAL YEAR, LESS THE AMOUNT PAID BY OMRIX IN LIQUIDATED DAMAGES IN SUCH FISCAL YEAR.

      10.4 DEFINITION OF "INTENTIONAL BREACH". In the case of breaches related to the supply of Product, an "intentional breach" of a Party, as used in this Article10, shall mean a material, intentional breach by such Party. In the case of breaches unrelated to the supply of Product, an "intentional breach" of a Party, as used in this Article 10, shall mean a material, intentional breach by such Party in bad faith.

                                   ARTICLE 11
                              TERM AND TERMINATION

      11.1 TERM. The initial term of this Agreement shall commence on the date hereof and shall end on the tenth anniversary of the date hereof, unless terminated earlier as provided below (the "Initial Term"). Ethicon, at its option, may renew this Agreement for an unlimited number of additional three year periods, exercisable upon at least 90 days' written notice to Omrix prior to the date of termination of the then current Term; provided that Ethicon is not in breach of this Agreement and that the Parties agree on updated prices (consistent with those in effect at the end of the then current Term) and on reasonable new minimum annual quantities for each of the Products. In the event that the Parties shall not have agreed upon updated prices and reasonable minimums within said ninety-day notice period, all such matters not so agreed upon shall be determined in accordance with the provisions of Article 13 below, and pending the outcome of such determination, the then-current prices and minimums shall continue to apply during the renewal period.

      11.2 TERMINATION AT WILL. At any time after the thirty (30) month anniversary of this Agreement, Ethicon may terminate this Agreement by providing six (6) months prior written notice to Omrix; provided that (i) Ethicon pay all Development Costs and one-half of the actual, out-of-pocket Labor Costs for the six (6) month period following such termination notice to the extent such Labor Costs are consistent with parameters set forth in a budget approved by the

DAB, (ii) upon such termination, Ethicon deliver to Omrix any and all Development Intellectual Property owned solely by Omrix that is in its possession or control and (iii) Ethicon pay, on or prior to the effective date of such termination, a sum equal to (A) *** U.S. Dollars ($***) less (B) the following deductions: (1) any milestone payments accrued to Omrix after the thirty (30) month anniversary date pursuant to Section 4.1 thereof and actually paid to Omrix prior to the effective date of such termination, (2) any milestone payments accrued to Omrix after the thirty (30) month anniversary date pursuant to Section 5 of the Development Agreement and actually paid to Omrix prior to the effective date of such termination and (3) thirty-three percent (33%) of the aggregate Purchases Prices paid to Omrix after the thirty (30) month anniversary date of this Agreement pursuant to Section 4.2(a) hereof and prior to the effective date of such termination; provided that any Purchase Prices paid after such termination and not accounted for in the foregoing deductions shall be discounted by thirty-three percent (33%) of the Purchase Price otherwise payable so long as the foregoing termination fee has been pain in full; provided further that, such discounts shall not be given to the extent they would result in more than an aggregate of $*** in deductions under the foregoing clauses (1), (2) and (3).

      11.3 EVENTS OF DEFAULT. The occurrence of any one or more of the following conditions shall constitute an "Event of Default" with respect to a Party (the "Defaulting Party") under this Agreement:

            (a) such Party materially breaches, or materially fails to perform, its obligations under this Agreement and fails to cure such breach or nonperformance within sixty (60) days after receiving written notice thereof; or

            (b) such Party materially fails to comply with any Applicable Legal Requirements with respect to its obligations hereunder and fails to cure such failure within sixty (60) days after receiving written notice thereof; or

            (c) in the case of Omrix, a Failure to Supply occurs.

      11.4 RIGHTS UPON AN EVENT OF DEFAULT. Upon the occurrence of an Event of Default, the non-defaulting Party in its sole discretion may terminate this Agreement upon prior notice to the defaulting Party; provided that, if such Event of Default only affects some but not all of the Products, then the termination right of the non-defaulting Party may in its discretion be limited to the affected Product(s).

      11.5 AUTOMATIC TERMINATION. In addition to the rights of termination provided in this Article 11, on the occurrence of a Bankruptcy Event, this Agreement shall automatically terminate unless the Party which is not the subject of such event elects within 30 days following such event to waive termination

      11.6 FORCE MAJEURE EVENTS. If either Party is prevented from performing any of its obligations hereunder (other than payment obligations) due to any cause which is beyond the non-performing Party's reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war, terrorist act or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such non-performance will be excused for as long as such event shall be continuing, provided that the non-performing Party gives immediate written notice to the other Party of the Force Majeure Event. Such non-performing Party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. Should the event of Force Majeure continue unabated for a period of 60 days or more, the Parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time. Further, Ethicon shall have the right to terminate this Agreement with respect to the Product(s) for which such Force Majeure Event continues, if a Force Majeure Event continues for such Product(s) for more than 180 days during which Omrix is unable to meet any of its supply obligations hereunder.

      11.7 EFFECT OF TERMINATION OR EXPIRATION. In the event of termination or expiration of this Agreement, (a) Omrix shall wind down its activities under this Agreement as rapidly as is commercially practical and, pursuant to Ethicon's written instructions, deliver to Ethicon all finished and unfinished Product to be delivered to Ethicon, and, at Ethicon's cost, deliver to Ethicon, or to a third party specified by Ethicon, any Ethicon Components not yet processed into Product; and (b) all payment obligations for Products requested by Ethicon to be delivered by Omrix and actually received by Ethicon prior to the termination or expiration of this Agreement pursuant to binding orders shall continue to apply as well as any payment obligations for all Products delivered to Ethicon after termination and not returned (at Ethicon's sole option) to Omrix within fifteen (15) days after such delivery; (c) neither Party shall be deemed to release the other Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such termination, provided that neither Party shall have any obligation to the other Party, or to any employee of the other Party, for compensation or for damages of any kind arising by virtue of the termination or expiration of this Agreement, whether on account of the loss by the other Party or such employee of present or prospective sales, investments, compensation or goodwill as a result of such termination or expiration; (d) Ethicon shall have one hundred eighty
(180) days after the receipt of the final shipment of Product from Omrix in which to sell its stock of any Products it possesses or has committed to purchase under this Agreement and (e) the non-terminating Party under Section
11.4 or 11.5 or Ethicon if Ethicon terminates this Agreement pursuant to Section 11.2, shall deliver to the other Party a copy of all documentation and data in its possession or control relating to any clinical studies or Regulatory Approvals relating to the Products and shall use its commercially reasonable efforts to provide the Party with all information necessary to continue any ongoing clinical trials or studies. Each Party agrees that if such Party provides documentation and/or data as contemplated above, the receiving Party shall have a perpetual, unrestricted right to use such documentation and/or data for any and all lawful purposes.

      11.8 SURVIVAL. All rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the event of any termination or expiration of this Agreement, except for the following provisions shall survive according to their terms: Sections 4.10. 4.11, 5.1(c), 7.3, 7.4, 7.5, 7.6, 7.7, 8.1, 8.2, 8.3, 9, 10, 11, 12, 13, 14.3, 14.4, 14.5, 14.6, 14.7, 14.8,
14.9, 14.10, 14.11, 14.12, 14.13 and 14.14. Further, after termination or expiration of this

Agreement, Ethicon may exercise any rights and remedies hereunder arising from a breach by Omrix of Sections 8.4, 8.5 or 8.6 occurring prior to such termination or expiration.

                                   ARTICLE 12
                                 CONFIDENTIALITY

      12.1 CONFIDENTIALITY OBLIGATION. Each of Ethicon and Omrix (the "Receiving Party") shall keep strictly confidential any information disclosed in writing, orally or in any other manner by the other Party (the "Disclosing Party") or otherwise made available to the Receiving Party concerning the Disclosing Party's performance of this Agreement or otherwise concerning the business, operations, trade secrets or other proprietary information of the Disclosing Party ("Confidential Information"), using at least the same degree of care that it uses to protect its own confidential or proprietary information but in no event less than reasonable care. Information disclosed orally shall be considered Confidential Information only if indicated by the Disclosing Party at the time of disclosure to the Receiving Party that such information is considered confidential and confirmed in writing within thirty (30) days after such disclosure as to the confidential subject matter of the disclosure. This Agreement shall be deemed to be Confidential Information of each Party. "Confidential Information" shall not include information:

            (a) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party in violation of this
Article 12;

            (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a third party that the Receiving Party reasonably believes is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party with respect to such information;

            (c) which by written evidence can be shown by the Receiving Party to have been independently developed by the Receiving Party; or

            (d) which by written evidence can be shown by the Receiving Party to have been in its possession at the time of disclosure by the Disclosing Party.

      12.2 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Receiving Party shall use Confidential Information of the other Party solely for the purposes of this Agreement and shall not disclose or disseminate any Confidential Information of the other Party to any person at any time, except for disclosure to those of its and its Affiliates' directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers and agents are required to maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

      12.3 PRESS RELEASES. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any arrangement between the Parties, without the prior written consent of the other Party, except to the extent such publicity, news release or other public announcement is required by law; provided that in such event, the Party issuing same shall still be required to consult with the other

Party or Parties named in such publicity, news release or public announcement a reasonable time (being not less than 48 hours) prior to its release to allow the named Party or Parties to comment on the use of its name and, after its release, shall provide the named Party or Parties with a copy thereof. Neither Party shall use the name of the other for advertising or promotional claims without the prior written consent of the other Party. Subject to the other terms and conditions of this Section 12.3, both Parties agree and acknowledge that each Party may issue a press release announcing the commercialization of a Product shortly after regulatory approval of such product (or shortly after the execution of this Agreement in the case of Quixil) subject to the approval of the press release by the other Party, which approval shall not be unreasonably withheld.

      12.4 EXCEPTION. The foregoing confidentiality and nondisclosure obligations shall not prohibit the disclosure of Confidential Information, to the extent such disclosure is required by law or by regulation; provided, however, that, in such event, the Receiving Party provides the Disclosing Party with prompt advance notice of such disclosure so that the Disclosing Party has a reasonable opportunity if it so desires to seek a protective order or other appropriate remedy.

      12.5 SURVIVAL. The confidentiality and nondisclosure obligations of this
Article 12 shall survive the expiration or termination of this Agreement and remain in effect for a period of seven years following the expiration or termination of this Agreement.

                                   ARTICLE 13
                               DISPUTE RESOLUTION

      13.1 Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under UNCITRAL Rules which rules are deemed to be incorporated by reference into this clause. The arbitration shall be conducted in New York, New York, in the English language by three arbitrators, one nominated by each Party and the third appointed jointly by the two nominated arbitrators. If the two arbitrators nominated by the Parties cannot agree upon the third arbitrator within thirty days, the third arbitrator shall be appointed by the New York City office of the International Centre for Dispute Resolution. The arbitrators shall apply the substantive law of the state of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm.

      13.2 Prior to commencement of arbitration, the Parties must attempt to mediate their dispute using a professional mediator from the American Arbitration Association ("AAA"), the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of forty-five (45) days after the request for mediation, the Parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than forty-five (45) days absent agreement of the Parties or interfere with the availability of emergency relief.

      13.3 All disputes arising out of or related to this Agreement, or the breach thereof, whether based on contract, tort, statute, or other theory of liability ("Disputes"), shall be resolved in accordance with this Article 13. It is the intent of the Parties that all disputes relating in any way to this Agreement should be resolved in accordance with this paragraph, including disputes that may involve the parent companies, subsidiaries, and affiliates under common control of any Party. Notwithstanding anything contained in this Article 13 to the contrary, each Party has the right before or, if the arbitrators cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court interim relief and provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATORS SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES NOR ANY DAMAGES PROSCRIBED BY
SECTION 10, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK ATTORNEYS' FEES OR COSTS.

                                   ARTICLE 14
                                  MISCELLANEOUS

      14.1 INSURANCE. Each Party agrees to procure and maintain in full force and effect, during the term of this Agreement and for as long as the Products are in the marketplace, valid and collectible insurance policies in connection with this Agreement, which policies shall provide for the type of insurance and amount of coverage described in Exhibit F to this Agreement. Upon a Party's written request, the other Party shall provide to such Party a certificate of coverage or other written evidence reasonably satisfactory to such Party of such insurance coverage.

      14.2 QUARTERLY REVIEW. The Parties agree to establish a quarterly operations review process pursuant to which the Parties will review (either in person, by telephone, video conference or other mutually agreeable means) Product quality, cycle time, manufacturing capacity, delivery and cost reduction efforts.

      14.3 PENALTIES. If either Party terminates this Agreement in accordance with the terms herein, the terminating Party shall owe no penalty or indemnity except as expressly provided herein, or have any other liability, to the terminated Party on account of such termination, including without limitation for any loss of profits on sales or anticipated sales, for any loss of good will, or for any loss due to expenditures, investments or commitments made in connection with this Agreement.

      14.4 INDEPENDENT CONTRACTOR STATUS. The relationship between the Parties established by this Agreement is that of independent contractors, and nothing herein shall be construed to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority. All personnel of Omrix shall be solely employees of Omrix and shall not represent themselves as employees of Ethicon, and all personnel of Ethicon shall be solely employees of Ethicon and shall not represent themselves as employees of Omrix.

      14.5 APPLICABLE LAW. This Agreement will be governed by the laws of the United States of America and the State of New York without regard to: (i) its principles of conflicts of laws; (ii) the United Nations Convention on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); and (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

      14.6 BINDING EFFECT; BENEFITS; ASSIGNMENT.

            (a) This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim. Anything to the contrary herein notwithstanding, each Party agrees that the right and obligations under this Agreement of the other Party may, from time to time, be exercised or performed, as the case may be, in whole or in part by Affiliates of such Party; provided that the delegating Party shall remain liable for its Affiliates' performance of those obligations delegated to them.

            (b) This Agreement shall not be assignable by any Party without the prior written consent of the other Party, except that either Party shall be permitted to assign this Agreement, without the other Party's consent, to an Affiliate or to a company acquiring all or substantially all of the assigning Party's assets, voting stock or business to which this Agreement relates upon written notice to the other Party. Such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement but shall not release the assigning Party from any obligations hereunder. Any assignment made without prior written consent (if such consent is required by this Section 14.6) shall be wholly void and invalid, the assignee shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, the assignment. This provision limits both the right and the power to assign.

      14.7 ENTIRE AGREEMENT; AMENDMENTS. Before signing this Agreement the Parties have had numerous conversations, including without limitation preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the Parties discussed the transaction that is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transactions. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their future rights and remedies. Accordingly, this Agreement is intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either Party to be legally binding. Each of the Parties acknowledges that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

      14.8 SEVERABILITY. If, under applicable law or regulation, any provision of this Agreement (the "Severed Clause") is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement, it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use reasonable good faith efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

      14.9 REMEDIES. Unless otherwise expressly provided, all remedies hereunder are cumulative, and in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

      14.10 NOTICES. Any notice, request, consent or communication (each, a "Notice") under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) sent by facsimile, with receipt confirmed (electronically or otherwise) and hard copy delivered by regular mail; addressed as set forth in this Section or to such other address or facsimile number as shall be furnished by either Party hereto to the other Party hereto. A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) seven (7) business days after being deposited with the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) two business days after being delivered to said overnight delivery service properly addressed, or
(iv) upon confirmation of receipt of the facsimile, as the case may be. All Notices shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such Notice is given, and (ii) the relevant time period, if any, in which the Party receiving the Notice must respond.

                              If to OMRIX:
                              Omrix Biopharmaceuticals, Inc.
                              c/o Omrix Biopharmaceuticals S.A.
                              Chaussee de Waterloo, 200
                              1640 Rhode-st-Genese
                              Belgium
                              Telephone:  +32 2359 9123
                              Telefax:    +32 2359 9149
                              Attention:  Robert Taub

                              Copy to:

                              Susan W. Murley
                              Hale and Dorr LLP
                              60 State Street
                              Boston, Massachusetts  02109


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

                              Telephone:  617-526-6832
                              Telefax:    617-526-5000

                              If to ETHICON:

                              Ethicon, Inc.
                              Johnson & Johnson Wound Management Division
                              U.S. Route #22
                              Somerville, New Jersey 08876
                              Attention:  President
                              Fax:

                              with a copy to:

                              Office of General Counsel
                              Johnson & Johnson
                              One Johnson & Johnson Plaza
                              New Brunswick, New Jersey 08933
                              Attention:  Associate General Counsel,
                              Corporate Group
                              Fax: (732)-524-2788

      14.11 WAIVERS. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The observance of any provision of this Agreement may be waived (either generally or in any particular instance) only with the written consent of the waiving Party.

      14.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

      14.13 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      14.14 CONSTRUCTION. The Parties expressly agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.


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

IN WITNESS WHEREOF, Ethicon and Omrix intending legally to be bound hereby have caused this Distribution and Supply Agreement to be duly executed as of the date first above written.

                                    OMRIX BIOPHARMACEUTICALS, INC.

                                    By:    /s/ Robert Taub
                                       -----------------------------------------
                                    Name:  Robert Taub
                                    Title: C.E.O.



                                    ETHICON, INC.

                                    By:  Its Johnson & Johnson Wound
                                    Management Division

                                       By:    /s/ Howard Zauberman
                                          --------------------------------------
                                       Name:  Howard Zauberman
                                       Title: WW Vice Pres., Ethicon
                                              New Business Development


                                       44